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TABLE OF CONTENTS
Index to Financial Statements

As filed with the Securities and Exchange Commission on March 24, 2004

Registration No. 333-111435

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

JED Oil Inc.
(Name of Registrant as specified in charter)

Alberta, Canada (State or other jurisdiction of incorporation or organization)	1311 (Primary standard industrial classification code number)	n/a (IRS employer identification no.)

Suite 2600, 500 - 4th Avenue S.W.
Calgary, Alberta, Canada T2P 2V6
(403) 537-3250
(403) 294-1197 (fax)
(Address, including zip code, and telephone number,
including area code, of Registrant's principal executive offices)

Gary A. Agron, Esq.
Law Office of Gary A. Agron
5445 DTC Parkway, Suite 520
Englewood, Colorado 80111
(303) 770-7254
(303) 770-7257 (Fax)
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
With copies to:
Gary A. Agron, Esq. Law Office of Gary A. Agron 5445 DTC Parkway, Suite 520 Englewood, Colorado 80111 (303) 770-7254 (303) 770-7257 (Fax)	Jeffrey M. Knetsch, Esq. Adam J. Agron, Esq. Brownstein Hyatt & Farber, P.C. 410 17th Street, 22nd Floor Denver, Colorado 80202 (303) 223-1100 (303) 223-1111 (Fax)

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(1)	Amount of registration fee (3)

Common Stock, No Par Value	1,900,000 shares	$5.50	$10,450,000	$1,324.01

Common Stock Underlying Series A Convertible Preferred Stock(2)	7,600,000 shares	$5.50	$41,800,000	$5,296.06

Total			$52,250,000	$6,620.07

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

(2)
Each share of Series A Convertible Preferred Stock may be converted at the holder's option into one share of common stock within 10 days following the effective date of this Registration Statement. The Registrant is registering hereby the common stock issuable upon conversion of the Series A Convertible Preferred Stock.

(3)
A total of $4,149.16 was previously paid. Accordingly, a total of $2,470.91 is paid herewith.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

        This Registration Statement contains two prospectuses.

        The first prospectus forming a part of this Registration Statement is to be used in connection with the underwritten public offering of 1,900,000 shares of common stock, including 225,000 shares subject to the underwriter's overallotment option. The first prospectus immediately follows this explanatory note.

        The second prospectus forming a part of this Registration Statement is to be used in connection with the resale by stockholders of the registrant of up to 7,600,000 shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock.

        The second prospectus consists of:

  •
  the cover page immediately following the first prospectus;

  •
  Table of Contents;

  •
  Prospectus Summary;

  •
  pages 6 through 53 of the first prospectus, other than the sections entitled "Use of Proceeds", "Determination of Offering Price" and "Underwriting," and pages F-1 through F-14 of the first prospectus;

  •
  pages SS-1 through SS-11 which will appear in place of the section entitled "Underwriting;" and

  •
  the back cover page.

i

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated March 24, 2004

PROSPECTUS

JED Oil Inc.
1,675,000 Shares of Common Stock

        This is an initial public offering of 1,675,000 shares of common stock of JED Oil Inc. No public market currently exists for our common stock. We anticipate that the initial public offering price will be $5.50 per share.

        We have applied to list our common stock for quotation on the American Stock Exchange under the proposed symbol "JDO."

        Holders of 7,600,000 shares of our Series A Convertible Preferred Stock may elect to convert their shares into 7,600,000 shares of common stock during the 10 day period following the date of this prospectus. By a separate prospectus concurrent with this offering, our existing stockholders are offering for sale up to 7,600,000 shares of our common stock that may be issued to them upon conversion of our Series A Convertible Preferred Stock.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 6.

        Neither the Securities and Exchange Commission nor any states securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per share	Total
Public offering price	$5.50	$9,212,500
Underwriting discount and commissions	$0.44	$737,000
Proceeds to JED Oil Inc. before offering expenses	$5.06	$8,475,500

        We have also granted the underwriter a 45 day overallotment option to purchase an additional 225,000 Common Shares from us at the initial public offering price less the underwriting discounts.

        The underwriter is offering the shares on a firm commitment basis and expects to deliver the shares against payment on or about                        , 2004.

Gilford Securities Incorporated
March     , 2004

TABLE OF CONTENTS

Prospectus Summary
Risk Factors
Special Note Regarding Forward-Looking Statements
Use of Proceeds
Dividend Policy
Determination of Offering Price
Capitalization
Dilution
Selected Financial Information
Management's Discussion and Analysis of Financial Condition and Results of Operations
Business
Management
Stock Ownership of Management and Principal Stockholders
Related Party Transactions
Description of Securities
Income Tax Considerations
Underwriting
Legal Matters
Experts
Additional Information
Index to Financial Statements

        You may rely only on the information contained in this prospectus. Neither we nor the underwriter has authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriter is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

        Until            2004 (25 days after the date of this prospectus), all dealers that buy, sell or trade these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Currency Information

        All financial statements and financial information set forth in this prospectus are provided in U.S. dollars.

Prospectus Summary

        This summary highlights key aspects of the information contained elsewhere in this prospectus. You should read this entire prospectus carefully, including the financial statements and the notes to the financial statements included elsewhere in this prospectus. Unless otherwise indicated, the information contained in this prospectus assumes that the underwriter does not exercise its overallotment option and further assumes that all 7,600,000 outstanding shares of our Series A Convertible Preferred Stock are converted into an equal number of shares of common stock on the effective date of the offering pursuant to the conversion provisions of the Series A Convertible Preferred Stock.

JED Oil Inc.

General

        We were formed as an Alberta, Canada corporation in September, 2003. We are an oil and natural gas company that has recently commenced operations and plans to develop and operate oil and natural gas properties principally in western Canada. We do not anticipate direct property acquisitions but rather intend to develop the oil and natural gas properties of others under farm-in arrangements in which we will finance the cost of development drilling in exchange for interests in the oil or natural gas revenue generated by the properties, generally ranging from a 50% to a 75% net interest.

        Commercial operations commenced in January 2004 with the execution of a farm-in/joint venture agreement with Enterra Energy Corp., a wholly owned subsidiary of Enterra Energy Trust which we refer to collectively as Enterra. Enterra is considered an affiliate because our Chairman, Reginald J. Greenslade, is also the Chairman of Enterra. Most of our officers and employees were previously employed by Enterra and are familiar with its management and operating philosophies. We anticipate that a majority of our development activities for the near future will be through farm-in or other arrangements with Enterra. We have no contractual or other restrictions with Enterra that prevents us from developing oil and natural gas projects with others.

        Our executive offices are located at Suite 2600, 500 - 4th Avenue S.W. Calgary, Alberta, Canada, T2P 2V6 and our telephone number is (403) 537-3250. Our website address is www.jedoil.com and is currently under construction. Information contained on our website does not constitute a part of this prospectus.

The Offering

Securities outstanding prior to this offering	7,600,000 shares of Series A Convertible Preferred Stock(1)
Common stock offered	1,675,000 shares
Common stock to be outstanding after the offering	9,275,000 shares(2)
Use of proceeds	We expect to use proceeds of the offering for oil and natural gas development.
Risk factors	Please read "Risk Factors" for a discussion of factors you should consider before investing in our common stock.
Proposed American Stock Exchange symbol	"JDO"

(1)
Holders of our 7,600,000 shares of Series A Convertible Preferred Stock may elect to convert their shares into 7,600,000 shares of common stock during the 10 day period following the date of this prospectus. Issuance of the common stock upon such conversion is being registered by this prospectus. All of these shares of common stock are subject to 12 month lock-up agreements with the underwriter. We will not receive any proceeds from the issuance of the common stock upon conversion.

(2)
Amount assumes that all Series A Convertible Preferred Stock converts to common stock and does not include the following:

  •
  632,500 shares of common stock issuable upon exercise of outstanding employee stock options;

  •
  225,000 shares of common stock issuable on exercise of the underwriter's overallotment option; and

  •
  exercise of the underwriter's common stock purchase warrants to purchase up to 167,500 shares of common stock at an exercise price equal to 120% of the offering price.

Summary Financial Information

        The following tables present our selected historical financial data derived from our financial statements which were prepared in accordance with accounting principles generally accepted in the United States. The summary financial information set forth below should be read in conjunction with our financial statements and the notes to those statements appearing elsewhere in this prospectus.

Statements of Operations Information:

Period from inception on September 3, 2003 to December 31, 2003
Statements of Operations Information:
Revenues—interest	$49,485
General and administrative expenses	99,336
Foreign exchange loss	309,753

Total expenses	409,089

Net loss	$(359,604)

Net loss per share(1)	—

Weighted average shares outstanding:
Basic and diluted(1)	—

(1)
All shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock to common stock are excluded from the calculation of loss per share due to lock-up agreements with our underwriter which restrict their sale.

        The following table summarizes our balance sheet as of December 31, 2003. The column labeled "Pro forma" assumes the conversion of all of our outstanding Series A Convertible Preferred Stock into common stock as of the date of this prospectus. The column labeled "Pro forma as adjusted" reflects the receipt of estimated net proceeds from the sale of 1,675,000 shares of common stock at an assumed initial public offering price of $5.50 per share, after deducting underwriting discounts and estimated expenses.

Balance Sheet Information:

	December 31, 2003
	Actual	Pro forma	Pro forma as adjusted
Total assets	$20,929,024	$20,929,024	$28,575,399
Total liabilities	$64,176	$64,176	$64,176
Working capital	$20,864,848	$20,864,848	$28,511,223
Series A convertible preferred stock	$20,876,469	—	—
Total stockholders' equity	$20,864,848	$20,864,848	$28,511,223

Risk Factors

        An investment in our common stock involves a number of risks. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before investing in our common stock. If any of the risks described below develop into actual events, our results of operations and financial condition could be adversely affected which could result in a decline in the market price of our common stock, causing you to lose all or part of your investment.

Risks Related to Our Company and the Oil and Natural Gas Industry

Our future performance is difficult to evaluate because we have a limited operating history.

        We were formed on September 3, 2003 and have a limited operating and financial history. As a result, there is little historical financial and operating information available to help you evaluate our performance or an investment in our common stock. Although we are in the initial stages of our first farm-in agreement, there is no performance to date that is useful in evaluating our track record or the property we are developing.

Potential conflicts of interest in our relationship with Enterra may cause us to enter into less favorable agreements than we might have obtained from third parties.

        We expect to enter into the majority of our development activities for the foreseeable future with Enterra. Our Chairman, Reginald J. Greenslade, is also the Chairman of Enterra and a majority of our officers and employees were previously employed by Enterra. Our relationship with Enterra may cause us to enter into less favorable agreements than we might obtain from third parties.

We may require additional capital in the future, which may not be available or may only be available on unfavorable terms.

        Our future capital requirements depend on many factors, including the amount of property under development and our profitability. To the extent that the funds generated by this offering and future operations are insufficient to fund operating and capital requirements, we may need to raise additional funds through financings or curtail our growth and reduce our development activity. Any equity or debt financing, if available at all, may be on terms that are not favorable to us. In the case of equity financings, dilution to our stockholders could result, and in any case, such securities may have rights, preferences and privileges that are senior to those of the shares offered hereby. If we cannot obtain adequate capital on favorable terms or at all, our business, operating results and financial condition could be adversely affected.

As a Canadian oil and natural gas company, we may suffer losses due to changes in the exchange rate between U.S. and Canadian dollars.

        The price we may receive for oil and natural gas production is based on a benchmark expressed in U.S. dollars, which is the standard for the oil and natural gas industry worldwide. However, we will pay operating expenses, drilling expenses and general overhead expenses in Canadian dollars. Because our financial results are expressed in U.S. dollars, fluctuations in the exchange rate between the U.S. and Canadian dollars can adversely affect us. When the value of the U.S. dollar increases, our reported operating costs will decline and when the value of the U.S. dollar declines, our reported operating costs will increase.

We depend on our executive officers for critical management decisions and industry contacts but have no employment agreements or key person insurance with these individuals and therefore may lose their services.

        We are dependent upon the continued services of our executive officers. We do not have employment agreements with any of these individuals and do not carry key person insurance on their lives. The loss of the services of any of our executive officers, through incapacity or otherwise, could have a material adverse effect on our business and would require us to seek and retain other qualified personnel.

A substantial or extended decline in oil and natural gas prices could adversely affect our revenue and earnings and our ability to meet our capital expenditure obligations and other financial commitments.

        The price we receive for future oil and natural gas production will heavily influence our revenue, profitability, access to capital and rate of growth. Oil and natural gas are commodities and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been volatile. These markets will likely continue to be volatile in the future. The prices we may receive for any future production, and the levels of this production, depend on numerous factors beyond our control. These factors include the following:

  •
  changes in global supply and demand for oil and natural gas;

  •
  the actions of the Organization of Petroleum Exporting Countries, or OPEC;

  •
  the price and quantity of imports of foreign oil and natural gas in Canada and the U.S.;

  •
  political conditions, including embargoes, which affect other oil-producing activities;

  •
  the level of global oil and natural gas exploration and production activity;

  •
  the level of global oil and natural gas inventories;

  •
  weather conditions affecting energy consumption;

  •
  technological advances affecting energy consumption; and

  •
  the price and availability of alternative fuels.

        Lower oil and natural gas prices may not only decrease our future revenues but also may reduce the amount of oil and natural gas that we can produce economically. A substantial or extended decline in oil or natural gas prices may materially and adversely affect our future business, financial condition, results of operations, liquidity and ability to finance planned capital expenditures.

Drilling for and producing oil and natural gas are high risk activities with many uncertainties that could substantially increase our costs and thereby adversely affect our business, financial condition or results of operations.

        We do not anticipate direct property acquisitions, but rather intend to develop the oil and natural gas properties of others under arrangements in which we will finance the costs of development drilling in exchange for interests in the oil or natural gas revenue generated by the properties. Our future success will depend on our ability to identify and negotiate such development and production opportunities. Oil and natural gas development and production activities are subject to numerous risks beyond our control, including the risk that drilling will not result in commercially viable oil or natural gas reserves. Our decisions to develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations.

Reserve estimates depend on many assumptions that may turn out to be inaccurate. Our cost of drilling, completing and operating wells will be uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Further, many factors may curtail, delay or cancel drilling, including the following:

  •
  delays imposed by or resulting from compliance with regulatory requirements;

  •
  pressure or irregularities in geological formations;

  •
  shortages of or delays in obtaining equipment and qualified personnel;

  •
  equipment failures or accidents;

  •
  adverse weather conditions;

  •
  reductions in oil and natural gas prices;

  •
  title problems; and

  •
  limitations in the market for oil and natural gas.

Properties that we farm-in on may not produce anticipated revenues, and we may be unable to identify liabilities associated with the properties, which could result in losses to us.

        Our business strategy includes financing development of oil and natural gas projects on the properties of others which we refer to as "farm-ins." The successful development of these properties requires assessments of many factors, which are inherently inexact and may be inaccurate, including the following:

  •
  the amount of recoverable oil and natural gas reserves;

  •
  future oil and natural gas prices;

  •
  estimates of future Canadian Crown and other royalties;

  •
  estimates of operating costs;

  •
  estimates of development costs;

  •
  estimates of the costs and timing of plugging and abandoning wells; and

  •
  potential environmental and other liabilities.

        Our assessment may not reveal all existing or potential problems, nor will it permit us to become familiar enough with the properties to assess fully their capabilities and deficiencies.

We may incur substantial losses and be subject to substantial liability claims as a result of any future oil and natural gas operations.

        We are not insured against all risks. Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect our business, financial condition or results of operations. Our oil and natural gas development and production activities will be subject to all of the operating risks associated with drilling for and producing oil and natural gas, including the possibility of:

  •
  environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination;

  •
  abnormally pressured formations;

  •
  mechanical difficulties, such as stuck oilfield drilling and service tools and casing collapse;

  •
  fires and explosions;

  •
  personal injuries and death; and

  •
  natural disasters.

        Any of these risks could adversely affect our ability to operate or result in substantial losses to our company. We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, then it could adversely affect us.

Market conditions or operational impediments may hinder our access to oil and natural gas markets or delay our production.

        Market conditions or the unavailability of satisfactory oil and natural gas transportation arrangements may hinder our access to oil and natural gas markets or delay our production. The availability of a ready market for our future oil and natural gas production will depend on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines and terminal facilities. Our ability to market our production will depend in substantial part on the availability and capacity of gathering systems, pipelines and processing facilities owned and operated by third parties. Our failure to obtain such services on acceptable terms could materially harm our business. We may be required to shut-in wells for a lack of a market or because of inadequacy or unavailability of natural gas pipeline or gathering system capacity. If that were to occur, then we would be unable to realize revenue from those wells until production arrangements were made to deliver our production to market.

We are subject to complex laws that can affect the cost, manner and feasibility of doing business thereby increasing our costs and reducing our profitability.

        Development, production and sale of oil and natural gas are subject to extensive federal, state, provincial, local and international laws and regulations. We may be required to make large expenditures to comply with governmental regulations. Matters subject to regulation include:

  •
  discharge permits for drilling operations;

  •
  drilling bonds;

  •
  reports concerning operations;

  •
  the spacing of wells;

  •
  unitization and pooling of properties; and

  •
  taxation.

        Under these laws, we could be liable for personal injuries, property damage and other damages. Failure to comply with these laws may also result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws could change in ways that substantially increase our costs of doing business. Any such liabilities, penalties, suspensions, terminations or regulatory changes could materially and adversely affect our financial condition and results of operations.

We may incur substantial liabilities to comply with environmental laws and regulations.

        Oil and natural gas operations are subject to stringent federal, state, provincial, local and international laws and regulations relating to the release or disposal of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities, and concentration of substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands, and other protected areas, and impose substantial liabilities for pollution resulting from our operations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil, and criminal penalties, incurrence of investigatory or remedial obligations, or the imposition of injunctive relief. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to maintain compliance, and may otherwise have a material adverse effect on our results of operations, competitive position, or financial condition as well. Under these environmental laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether we were responsible for the release of such materials or if our operations were standard in the industry at the time they were performed.

The unavailability or high cost of additional drilling rigs, equipment, supplies, personnel and oilfield services could adversely affect our ability to execute our development plans on a timely basis and within our budget.

        Shortages or the high cost of drilling rigs, equipment, supplies or personnel could delay or adversely affect our development operations, which could have a material adverse effect on our business, financial condition or results of operations.

Competition in the oil and natural gas industry is intense, which may adversely affect our ability to compete.

        We operate in a highly competitive environment for developing properties, marketing of oil and natural gas and securing trained personnel. Many of our competitors possess and employ financial, technical and personnel resources substantially greater than ours, which can be particularly important in the areas in which we operate. Those companies may be able to pay more for productive oil and natural gas properties and prospects and to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources permit. Our ability to acquire additional prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, there is substantial competition for capital available for investment in the oil and natural gas industry. We may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing oil and natural gas, attracting and retaining quality personnel and raising additional capital.

Risks Related to Our Common Stock and the Offering

There is no public market for our common stock and therefore you cannot be certain that an active trading market will be established or that our common stock will trade above the offering price.

        Currently there is no public trading market for our common stock. An active trading market may not develop or continue upon completion of this offering and the market price of our common stock may decline below the initial public offering price.

Public investors will suffer immediate and substantial dilution as a result of this offering and in the event that we decide to issue additional common shares or preferred shares.

        The initial public offering price per share of common stock is significantly higher than our pro forma net tangible book value per share after completion of the offering assuming conversion of the Series A Convertible Preferred Stock into common stock. Accordingly, if you purchase common stock in this offering, you will suffer an immediate and substantial dilution of your investment. Based upon the issuance and sale of 1,675,000 shares of common stock at an assumed initial public offering price of $5.50 per share and assuming conversion of all shares of Series A Convertible Preferred Stock into common stock, you will incur immediate dilution of approximately $2.37 in the net tangible book value per share of common stock purchased in this offering. Moreover, since we are authorized to issue an unlimited number of common shares and preferred shares, our board of directors may issue such additional shares without stockholders' approval, thereby diluting the ownership interest of the common stockholders.

Concentration of ownership among our existing executive officers, directors and principal stockholders may prevent new investors from influencing significant corporate decisions and may result in a lower trading price for our common stock than if ownership of our common stock was less concentrated.

        Upon completion of this offering, and assuming conversion of all shares of Series A Convertible Preferred Stock into common stock, our executive officers, directors and principal stockholders will beneficially own, in total, approximately 10% of our outstanding common stock. As a result, these stockholders, acting together, will have the ability to exert substantial influence over all matters requiring approval by our stockholders, including the election and removal of directors and any proposed merger, consolidation or sale of all or substantially all of our assets and other corporate transactions. This concentration of ownership could be disadvantageous to other stockholders with interests different from those of our officers, directors and principal stockholders. For example, our officers, directors and principal stockholders could delay or prevent an acquisition or merger even if the transaction would benefit other stockholders. In addition, this significant concentration of share ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with a significant concentration of ownership among certain stockholders.

The large number of shares eligible for public sale after this offering could cause our stock price to decline.

        This prospectus also covers 7,600,000 shares of common stock issuable upon conversion of our outstanding Series A Convertible Preferred Stock. Accordingly, following such conversion our stockholders will be able to sell all of the shares issued into the public market upon the expiration of up to 12 month lock-up agreements.

        Our officers, directors and 5% stockholders have agreed with our underwriter not to sell the shares of our common stock they will receive upon conversion of their Series A Preferred Stock for a period of 12 months from the closing of this offering without the prior written consent of our underwriter. Our officers, directors and 5% stockholders collectively hold 937,582 shares of our Series A Preferred Stock.

        Preferred stockholders who are not officers, directors or 5% stockholders of our company have agreed with our underwriter not to sell the shares of our common stock they will receive upon conversion of their Series A Preferred Stock for a period of 12 months from the closing of this offering. Such preferred stockholders may sell their common stock if the average closing price of our common stock exceeds $10.00 per share for a period of 15 consecutive trading days during the lock-up period, or with the prior written consent of our underwriter. The preferred stockholders who are not officers, directors or 5% stockholders collectively hold 6,662,418 shares of our Series A Preferred Stock.

        Sales of a substantial number of these shares of common stock after this offering could significantly reduce the market price of our common stock. We also intend to register all common stock that we may issue under our Stock Option Plan so that these shares can also be freely sold in the public market. Sales of a substantial number of these shares of common stock after this offering could also significantly reduce the market price of our common stock.

Since we are a Canadian company and most of our assets and key personnel are located in Canada, you may not be able to enforce a U.S. judgment for claims you may bring against us, our assets, our key personnel or many of the experts named in this prospectus.

        We have been organized under the laws of Alberta, Canada and all of our assets are located outside the U.S. In addition, a majority of the members of our Board of Directors and our officers and many of the experts named in this prospectus are residents of countries other than the U.S. As a result, it may be impossible for you to effect service of process upon us or these individuals within the U.S. or to enforce any judgments in civil and commercial matters, including judgments under U.S. federal securities laws. In addition, a Canadian court may not permit you to bring an original action in Canada or to enforce in Canada a judgment of a U.S. court based upon civil liability provisions of the U.S. federal securities laws.

Special Note Regarding Forward-Looking Statements

        This prospectus includes forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "should," "plan," "expect" and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions described in "Risk Factors" and elsewhere in this prospectus.

        Other sections of this prospectus may include additional factors which could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

        We undertake no obligation to update publicly or revise any forward-looking statements. You should not rely upon forward-looking statements as predictions of future events or performance. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Use of Proceeds

        We estimate that our net proceeds from the offering after deducting underwriting discounts and commissions of $737,000 and our estimated offering expenses of $829,125, including the underwriter's $276,375 non-accountable expense allowance, will be approximately $7,646,375. The underwriter's overallotment option provides for the issuance of up to 225,000 additional shares for additional net proceeds of $1,027,125. We intend to use all of the net proceeds of the offering and any proceeds from the exercise of the underwriter's overallotment option for future oil and natural gas development.

Dividend Policy

        We have never declared or paid cash dividends on our capital stock. We currently intend to retain future earnings to finance the operation and expansion of our business. Therefore, we do not anticipate paying cash dividends on our capital stock in the foreseeable future.

Determination of Offering Price

        Before this offering, there has been no public market for our common stock. In connection with our initial organization in the fourth quarter of 2003, we sold 7,600,000 shares of Series A Convertible Preferred Stock at $2.75 per share which are convertible into an equal number of shares of common stock. We determined the initial public offering price of our common stock of $5.50 per share based upon negotiations between the underwriter and us. In addition to prevailing market conditions, the factors considered in determining the initial public offering price were:

  •
  the valuation multiples of publicly traded companies that the underwriter believes to be comparable to us;

  •
  our financial information;

  •
  the history of, and the prospects for, our company and the industry in which we compete;

  •
  an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

  •
  our business development subsequent to our private placement; and

  •
  the above factors in relation to market values and various other valuation measures of other companies engaged in activities similar to ours, including (1) our anticipated cash flow, if any, (2) our anticipated earnings, if any, before interest, taxes and depreciation, depletion and amortization, and (3) our prospects for the development of oil and natural gas reserves.

Capitalization

        The following table sets forth our capitalization as of December 31, 2003. Our capitalization is presented:

  •
  on an actual basis;

  •
  on a pro forma basis to reflect the conversion of our Series A Convertible Preferred Stock into common stock; and

  •
  on a pro forma as adjusted basis to reflect the sale of 1,675,000 shares of common stock offered by us at $5.50 per share, after deducting the estimated underwriting discounts and commissions and offering expenses payable by us.

        You should read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited financial statements and notes thereto appearing elsewhere in this prospectus.

	As of December 31, 2003
	Actual	Pro forma	Pro forma As adjusted
Stockholders' equity:
Series A Convertible Preferred Stock, no par value: 8,000,000 authorized, 7,600,000 issued and outstanding (actual), no shares outstanding (pro forma and pro forma as adjusted)	$20,876,469	$—	$—
Common Stock, no par value: unlimited shares authorized, none issued and outstanding (actual), 7,600,000 issued and outstanding (pro forma) and 9,275,000 issued and outstanding (pro forma as adjusted)	—	20,876,469	28,522,844
Deficit accumulated during the development stage	(359,604)	(359,604)	(359,604)
Accumulated other comprehensive income	347,983	347,983	347,983

Total stockholders' equity	20,864,848	20,864,848	28,511,223

Total capitalization	$20,864,848	$20,864,848	$28,511,223

        The information provided above does not include the following:

  •
  632,500 shares of common stock issuable upon exercise of outstanding employee stock options;

  •
  127,500 shares of common stock reserved for issuance under our Stock Option Plan;

  •
  225,000 shares of common stock issuable on exercise of the underwriter's overallotment option; and

  •
  167,500 shares of common stock issuable upon exercise of the underwriter's common stock purchase warrants at an exercise price equal to 120% of the offering price.

Dilution

        Our pro forma net tangible book value as of December 31, 2003 was $20,864,848, or $2.75 per share of common stock. Our pro forma net tangible book value per share represents our total tangible assets less total liabilities, divided by the pro forma total number of shares of common stock outstanding at such date and assumes the conversion of all 7,600,000 outstanding shares of Series A Convertible Preferred Stock that were outstanding on December 31, 2003 into shares of common stock as of the effective date of this offering. The dilution in pro forma net tangible book value per share represents the difference between the amount per share, as adjusted, paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately following this offering.

        After giving effect to the sale of the shares of common stock offered by us at $5.50 per share and after deducting the estimated underwriting discounts and commissions and offering expenses payable by us, our pro forma net tangible book value, as adjusted, as of December 31, 2003 would have been approximately $28,511,223 or $3.13 per share of common stock. This amount represents an immediate increase in pro forma net tangible book value of $0.38 per share to the existing stockholders and an immediate dilution in pro forma net tangible book value of $2.37 per share to new investors purchasing shares in this offering.

        The following table illustrates the dilution in pro forma net tangible book value per share to new investors.

Public offering price per share		$5.50
Pro forma net tangible book value as of December 31, 2003	$2.75
Increase per share resulting from this offering	0.38

Pro forma net tangible book value after the offering		3.13

Dilution per share to new investors in this offering		$2.37

        The following table summarizes on a pro forma basis as of December 31, 2003, the number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid by existing stockholders and new investors purchasing shares of common stock in this offering, before deducting underwriting discounts and estimated offering expenses:

	Shares purchased		Total consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	7,600,000	82%	$20,900,000	69%	$2.75
New investors	1,675,000	18%	9,212,500	31%	$5.50

Total	9,275,000	100%	$30,112,500	100%

        The information for existing stockholders in the table above:

  •
  assumes the conversion of all 7,600,000 shares of Series A Convertible Preferred Stock that were outstanding on December 31, 2003 into 7,600,000 shares of common stock; and

  •
  excludes shares issuable upon exercise of outstanding stock options or warrants and exercise of the underwriter's overallotment option.

Selected Financial Information

        The following tables present our selected historical financial data derived from our financial statements which were prepared in accordance with accounting principles generally accepted in the United States. The following selected financial data should be read in conjunction with the financial statements and the notes thereto included elsewhere in this prospectus. The statement of operations data set forth below with respect to the period from inception (September 3, 2003) to December 31, 2003 and the balance sheet data as of December 31, 2003 are derived from, and are referenced to, our audited financial statements included elsewhere in this prospectus.

Statements of Operations Information:

Period from inception on September 3, 2003 to December 31, 2003
Statements of Operations Information:
Revenues—interest	$49,485
General and administrative expenses	99,336
Foreign exchange loss	309,753
Total expenses	409,089

Net loss	$(359,604)

Net loss per share(1)	—

Weighted average shares outstanding:
Basic and diluted(1)	—

(1)
All shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock to common stock are excluded from the calculation of loss per share due to lock-up agreements with our underwriter which restrict their sale.

Balance Sheet Information:

December 31, 2003
Total assets	$20,929,024
Total liabilities	$64,176
Working capital	$20,864,848
Series A convertible preferred stock	$20,876,469
Total stockholders' equity	$20,864,848

Management's Discussion and Analysis of
Financial Condition and Results of Operations

        You should read the following discussion in conjunction with our financial statements and the notes thereto and other financial information appearing elsewhere in this prospectus. The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of various factors, including those discussed in "Risk Factors" and elsewhere in this prospectus.

Overview

        JED Oil Inc. was incorporated under the laws of the Province of Alberta, Canada on September 3, 2003. We are an oil and natural gas company that has recently commenced operations and plans to develop and operate oil and natural gas properties primarily in western Canada. Since inception our activities have centered on acquisition of equity capital, identification of key employees and evaluation of development prospects.

        We do not anticipate direct property acquisitions but rather intend to develop the oil and natural gas properties of others under arrangements in which we will finance the cost of development drilling in exchange for interests in the oil or natural gas revenue generated by the properties, generally ranging from a 50% to a 75% net interest. Such arrangements are commonly referred to as "farm-ins."

        In January 2004 we entered into a farm-in/joint venture agreement with Enterra for development of several properties in East Central Alberta. The properties currently produce approximately 1,800 barrels of oil equivalent a day, consisting of 1,600 barrels a day of oil and 1,200 metric cubic feet a day of natural gas. The properties total 51,943 net acres of which 22,166 net acres are undeveloped land. We will not receive any revenue derived from existing production on the properties. We will receive a 70% interest in any future production revenues generated by our development activities on these properties. We have prepaid estimated development costs of $13,112,225 which we expect to utilize over the next nine months.

Financial Operations Overview

        Revenue.    Our revenue will principally be dependent upon our success in acquiring oil and natural gas reserves as a result of our developmental activities. Our ownership interest in the production from these properties will be measured in "barrels of oil equivalent" or "BOE" per day, a term that encompasses both oil and natural gas production.

        Critical to our revenue stream from any production activities is the market price for crude oil and natural gas and to a lesser extent the exchange rate between the Canadian dollar and the U.S. dollar. Year end benchmark prices for these factors were as follows:

	December 31,
	2003	2002	2001
West Texas Intermediate grade crude oil, per barrel	32.14	29.38	19.40
NYMEX Natural Gas Index (per gigajoule)(1)	4.86	4.14	2.32
U.S./Canadian dollar exchange rate (U.S.$)	$0.77	$0.63	$0.63

(1)
A gigajoule is equivalent to 947,817 BTU.

        Our realized price for any oil and natural gas production will be dependent upon the actual quality of the production which could result in a premium or discount to the above indices. Oil and natural gas are commodities and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been volatile. If oil and natural gas prices decrease it could affect the overall valuation of the property reserves as well and we may be required to take write-downs of the carrying values of any interests we have in oil and natural gas properties.

        Our financial results are expressed in U.S. dollars although our operating expenses, drilling expenses and administrative overhead expenses are generally denominated in Canadian dollars. Accordingly, fluctuations in the exchange rate between the U.S. and Canadian dollars can adversely affect us. When the value of the U.S. dollar increases, our reported operating costs will decline and when the value of the U.S. dollar declines, our reported operating costs will increase. We do not believe these fluctuations will have a material impact on our liquidity, capital resources or results of operations.

        We may use derivative financial instruments when deemed appropriate to hedge exposure to changes in the prices of crude oil and natural gas and fluctuations in interest rates and foreign currency exchange rates. There were no hedges in place at December 31, 2003.

        Royalty expense.    Royalty expense will be based on the percentage royalties calculated by applying the applicable royalty rate or formula. In the case of Crown royalties (the federal or provincial governments in Canada) the sliding scale royalties are dependent on the selling price or the oil or natural gas and generally average approximately 25% to 30% as a percentage of oil and gas revenues.

        Production expense.    Production costs will include operating costs associated with field activities. A critical factor to monitor will be our ability to control costs in relation to our production.

        General and administrative expense.    General and administrative expense relates generally to compensation and overhead for non-field personnel. We expect that initially these costs as a percentage of revenue will be higher than desired due to our only recently commencing operations, but that as production and revenue increase these costs should fall within industry ranges.

        Interest expense.    Banks will generally lend based on certain minimum production levels per well with the actual amount dependent upon the quality of the production and the productive life of the underlying oil and natural gas reserves. We intend to utilize commercial financing when available to support development efforts. Interest rate risk exists principally with respect to any future indebtedness that will likely bear interest at floating rates.

        Depletion, depreciation and future site restoration expense.    We will follow the full cost method of accounting for oil and natural gas operations whereby we will capitalize all costs relating to our acquisition of, exploration for and development of, oil and natural gas reserves. Our financial condition and results of operations will be sensitive to, and may be adversely affected by, a number of subjective or complex judgments relating to methods, assumptions or estimates required under the full cost method of accounting concerning the effect of matters that are inherently uncertain.

        With respect to site restoration we intend to follow Financial Accounting Standards Board, or FASB, Statement No. 143—"Accounting for Asset Retirement Obligations", whereby the fair value, which is the discounted future value of the future cash flows associated with the retirement of assets, is recognized as a liability on the balance sheet when incurred. The associated asset retirement costs are capitalized as part of the current value of the long lived assets. The liability value accretes until we expect to settle the retirement obligation.

        Income tax expense.    Combined federal and Alberta provincial corporate tax rates are expected to decline from their current level of 42% to 35% by 2007.

Critical Accounting Policies

        Our business is subject to special accounting rules that are unique to the oil and gas industry. There are two allowable methods of accounting for oil and gas business activities: the successful-efforts method and the full-cost method. Under the successful-efforts method, costs such as geological and geophysical, exploratory dry holes and delay rentals are expensed as incurred where under the full-cost method these types of charges are capitalized.

        We have elected to use the full-cost method to account for our investment in oil and gas properties. Under this method, we capitalize all acquisition, exploration and development costs for the purpose of finding oil and gas reserves, including salaries, benefits and other internal costs directly attributable to these activities. Although some of these costs may ultimately result in no additional reserves, we expect the benefits of successful wells to more than offset the costs of any unsuccessful ones. As a result, we believe that the full-cost method of accounting better reflects the true economics of exploring and developing oil and gas reserves. Our future financial position and results of operations would be significantly different if we used the successful-efforts method of accounting for our oil and gas investments.

        Under the full cost-method of accounting, our financial condition and results of operations will be sensitive to, and may be adversely affected by, a number of subjective or complex judgments relating to methods, assumptions or estimates concerning the effect of matters that are inherently uncertain. Capitalized costs under the full-cost method are generally depleted and depreciated using the unit-of-production method, based on estimated proved oil and natural gas reserves as determined by independent engineers. In addition, the capitalized costs are tested at each balance sheet date for impairment. Under the full-cost method, the net book value of the development, or full-cost pool, is compared to the future net cash flows discounted at 10% using commodity prices in effect at the end of the reporting period. Should this comparison indicate an excess carrying value, a write-down would be recorded.

        To economically evaluate our future proved oil and natural gas reserves, if any, independent engineers must make a number of assumptions, estimates and judgments that they believe to be reasonable based upon their expertise and professional guidelines. Were the independent engineers to use differing assumptions, estimates and judgments, then our financial condition and results of operations could be affected. We would have lower revenues in the event revised assumptions, estimates and judgments resulted in lower reserve estimates, since the depletion and depreciation rate would then be higher. A write-down of excess carrying value also might be required. Similarly, we would have higher revenues and net profits in the event the revised assumptions, estimates and judgments resulted in higher reserve estimates, since the depletion and depreciation rate would then be lower.

Results of Operations

Period from inception (September 3, 2003) to December 31, 2003

        Since inception we have incurred a net loss from operations of $359,604. We have earned $49,485 in interest income for the period. General and administrative expenses were $99,336. Theses expenses consisted principally of salaries, legal and consulting expenses associated with incorporation and organizational matters.

        We realized a $309,753 foreign exchange loss for the period due to our U.S. currency translation adjustments and the increasing value of the Canadian dollar to the U.S. dollar. This loss was due to holding large quantities of U.S. currency following the completion of our private placement. The conversion was necessary as the majority of our operating expenses are incurred in Canadian currency. Of the total proceeds from the private placement of $20,876,469, $16,006,552 was denominated in U.S.

currency at December 31, 2003. During January 2004 we converted an additional $15,500,000 to Canadian currency and realized a foreign exchange gain of approximately $53,000.

Liquidity and Capital Resources

        At December 31, 2003, we had $16,088,631 in cash. Since our inception, we have financed our operating cash flow needs through a private offering of equity securities. Cash utilized in operating activities was $196,831 for the period from inception (September 3, 2003) to December 31, 2003. The use of cash was attributable to the net loss for the period of $359,604 reduced by the unrealized foreign exchange loss of $309,753 and accrued and unpaid expenses of $64,176 which did not use cash and offset by accrued interest receivable and prepaid expenses totaling $211,156.

        The proceeds from our private placement and from this offering are considered sufficient to fund operations for at least the next 18 months. We intend to utilize debt financing for development commitments once production levels meet the minimum requirements for commercial lenders. We have no plans for any future issuance of equity securities other than in conjunction with compensation plans and conversion of our outstanding preferred stock.

        Cash provided by financing activities was $20,875,076 for the period from inception (September 3, 2003) to December 31, 2003 and was primarily attributable to a private placement completed in December 2003 of Series A Convertible Preferred Stock. A total of 7,600,000 shares of Series A Convertible Preferred Stock were issued for $2.75 per share for net consideration of $20,876,469. The shares of Series A Convertible Preferred Stock are voting, carry no dividend and may be converted into an equal number of shares of common stock during the ten day period commencing upon the effective date of this prospectus.

        Cash utilized in investing activities was $4,582,951 for the period from inception (September 3, 2003) to December 31, 2003 and was attributable to a short-term loan to the developer of a property that was being evaluated as a farm-in opportunity. On October 29, 2003, we entered into a Loan Agreement with Pan-Global Ventures Ltd., an unaffiliated oil and natural gas company whereby we loaned a total of $4,582,951 for drilling operations. The terms of the agreement called for interest calculated at the Canadian prime lending rate plus 1% and was secured by a floating charge debenture on the assets of the borrower. The loan was due and payable on March 1, 2004 and was classified as a current asset on our balance sheet as of December 31, 2003. The loan was repaid in full in January 2004. Pan-Global Ventures Ltd. was developing a property that was being evaluated as a potential farm-in opportunity and we advanced the funds as a means of preserving the opportunity. It was subsequently determined that insufficient information was available to properly assess the property reserves and development potential at that time. We do not expect to advance similar loans in the future as we plan to use our working capital for property development.

Stock Based Compensation

        In January 2003, the FASB issued Statement No. 148 "Accounting for Stock-Based Compensation Transition and Disclosure, an Amendment of FASB Statement No. 123." This standard provides alternative methods of transition for a voluntary change to the fair-value based method of accounting for stock-based employee compensation. In addition, this standard amends disclosure requirements to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. We intend to elect to follow Accounting Principles Board Opinion, or APB Statement No. 25, "Accounting for Stock Issued to Employees," in accounting for our employee stock options at such time as its Stock Option Plan is approved by the shareholders and to adopt, Statement of Financial Accounting Standards, or SFAS, Statement No. 123, "Accounting for Stock-Based Compensation," as

amended. This standard has no material impact on us at this time and its effect on future periods is currently not determinable.

Qualitative and Quantitative Disclosures about Market and Credit Risk

        We are exposed to all of the normal market risks inherent within the oil and natural gas industry, including commodity price risk, foreign-currency rate risk, interest rate risk and credit risk. We intend to manage our operations in a manner intended to minimize our exposure to such market risks.

Credit Risk

        Credit risk is the risk of loss resulting from non-performance of contractual obligations by a customer or joint venture partner. A substantial portion of our accounts receivable are expected to be with customers in the energy industry and are subject to normal industry credit risk. We intend to assess the financial strength of our customers and joint venture partners through regular credit reviews in order to minimize the risk of non-payment.

Market Risk

        We are exposed to market risk from changes in currency exchange rates and interest rates. As a Canadian oil and natural gas company, we may be adversely affected by changes in the exchange rate between U.S. and Canadian dollars. The price we will receive for oil and natural gas production is based on a benchmark expressed in U.S. dollars, which is the standard for the oil and natural gas industry worldwide. However, we will pay our operating expenses, drilling expenses and general overhead expenses in Canadian dollars. Changes to the exchange rate between U.S. and Canadian dollars can adversely affect us. When the value of the U.S. dollar increases, we receive higher revenue and when the value of the U.S. dollar declines, we receive lower revenue on the same amount of production sold at the same prices.

Interest Rate Risk

        Interest rate risk will exist principally with respect to any future indebtedness that bears interest at floating rates. At December 31, 2003 we had no indebtedness.

Contractual Obligations and Commitments

        As of December 31, 2003 we have no contractual obligations or commercial commitments.

New Accounting Pronouncements

        In June 2001, the FASB issued Statement No. 143, "Accounting for Asset Retirement Obligations." This standard requires liability recognition for retirement obligations associated with our property, plant and equipment. These obligations are initially measured at fair value, which is the discounted future value of the liability. This fair value is capitalized as part of the cost of the related asset and amortized to expense over its useful life. The liability accretes until we expect to settle the retirement obligation. We have adopted this standard. This standard has no material impact on the Corporation at this time and its effect on future periods is currently not determinable.

        In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This standard elaborates on the disclosures we must make about our obligations under certain guarantees that we have issued. It also requires us to recognize, at the inception of a guarantee, a liability for the fair value of the obligations we have undertaken in issuing the guarantee. The initial recognition and initial measurement provisions are to be applied only to guarantees issued or modified after December 31, 2002. We have adopted this standard. This standard has no material impact on the Corporation at this time and its effect on future periods is currently not determinable.

        In January 2003, the FASB issued Statement No. 148 "Accounting for Stock Based Compensation Transition and Disclosure, an Amendment of FASB Statement No. 123." This standard provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock based employee compensation. In addition, this standard amends disclosure requirements to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock based employee compensation and the effect of the method used on reported results. We intend to elect to follow APB Statement No. 25, "Accounting for Stock Issued to Employees," in accounting for our employee stock options at such time as its Stock Option Plan is approved by the shareholders and to adopt, SFAS Statement No. 123, "Accounting for Stock-Based Compensation," as amended. This standard has no material impact on us at this time and its effect on future periods is currently not determinable.

        In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51 ("FIN 46"). This interpretation requires the consolidation of entities in which an enterprise absorbs a majority of the entity's expected losses, receives a majority of the entity's expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. Currently, entities are generally consolidated by an enterprise when it has a controlling financial interest through ownership of a majority of voting interest in the entity. We do not expect this interpretation will impact our financial position or results of operations.

        In April 2003, the FASB issued Statement No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This standard is intended to result in more consistent reporting of contracts as either freestanding derivative instruments subject to statement 133 in its entirety, or as hybrid instruments with debt host contracts and embedded derivative features. This statement is effective for contracts entered into or modified after June 30, 2003, and hedging relationships designated after June 30, 2003. We do not expect the adoption of this standard will have a material impact on our financial position or results of operations.

        In May 2003, the FASB issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. This statement must be applied immediately to instruments entered into or modified after May 31, 2003, and to all other instruments that exist as of the beginning of the first interim financial reporting period beginning after June 15, 2003. Early adoption of this statement is not permitted. We do not expect the adoption of this statement will have a material impact on our financial position or results of operations.

Business

Our Business

        JED Oil Inc. was formed on September 3, 2003. We are an oil and natural gas company that has recently commenced operations and plans to develop and operate oil and natural gas properties in western Canada, with emphasis in the province of Alberta.

        We do not anticipate direct property acquisitions, but rather intend to develop the oil and natural gas properties of others under arrangements in which we will finance the costs of development drilling in exchange for interests in the oil or natural gas revenue generated by the properties, generally ranging from 50% to 75%. Such arrangements are commonly referred to as "farm-ins." Development wells are wells drilled for oil or natural gas within or in close proximity to a proven field.

        The size of the projects we intend to farm-in are limited by our ability to finance the cost of development. Our intention is to enter into development agreements where production could commence within two to four weeks from commencement of drilling, depending on proximity to established pipelines and other infrastructure. Once a well is revenue generating we expect that we will be able to utilize the production from that well to obtain debt financing, reducing the total capital requirement of the project.

        In January 2004 we entered into a farm-in/joint venture agreement with Enterra for the development of several properties in East Central Alberta. This arrangement is discussed below under "Oil and Natural Gas Properties Under Development".

        In January 2004 we entered into a Field Operating and Technical Support Agreement under which we provide Enterra with administrative and technical employees at our cost and Enterra provides us with office facilities and equipment at its cost. We believe this agreement is beneficial to us in that we are compensated for what would otherwise be excess personnel capacity at this stage of our development. The agreement is month-to-month and can be terminated by either party upon 90 days notice.

        A majority of our officers and employees were previously employed by Enterra and are familiar with its management and operating philosophies. We anticipate that a majority of our development activities for the near future will be through farm-in or other arrangements with Enterra. We have no contractual or other restrictions with Enterra that prevents us from developing oil and natural gas projects with others.

Property Development Strategy

        Properties that we are interested in developing will generally meet the following criteria:

Low Risk Development Projects

        We intend to concentrate our efforts on oil and natural gas properties that offer opportunities for low risk development. Typical examples of low risk developments are the drilling of infield and step-out wells, the installation of central facilities to handle higher production volumes and the completion of other productive zones within existing wells. Infield and step-out wells are those wells that are drilled either in between or on the outside edge of nearby producing wells.

Consolidation of Adjacent Assets

        We seek development opportunities on lands that are in close proximity to producing fields. These close-in opportunities create the ability to reduce operating costs by consolidating facilities. Moreover, drilling costs are lower when wells are drilled as part of a multi-well program, due to reduced rig moving costs and other efficiencies.

Emphasis on Development Drilling

        We intend to concentrate our drilling activities on low risk development wells located in or near established core production areas. This strategy should help to reduce risk and costs, and enable new wells to produce more quickly. We do not expect to engage in exploratory drilling.

Use of Seismic and Other Data in Site Selection

        We intend to use the analysis of seismic data, including three-dimensional seismic information, whenever its use is appropriate for the geology and is cost effective, to further minimize drilling risk. We also intend to use information from adjacent wells, including petrophysical data, production records and completion data to help reduce our risk and costs.

Selection of Properties

        We intend to select properties for development where we believe we can become the operator and that offer us the opportunity to reduce operating costs and maximize economies of scale, thereby improving operating profitability. Other considerations include identifying areas of moderate drilling costs, multi-zone potential, year round accessibility and good oil and natural gas plant and pipeline infrastructure.

Oil and Natural Gas Properties Under Development

        On January 1, 2004 we entered into a farm-in/joint venture agreement with Enterra for development of several properties in East Central Alberta. The properties currently produce approximately 1,800 barrels of oil equivalent a day, consisting of 1,600 barrels a day of oil and 1,200 metric cubic feet a day of natural gas. The properties total 51,943 net acres of which 22,166 net acres are undeveloped land. We will not receive any revenue derived from existing production on the properties. We will receive a 70% interest in the production revenues generated by our development activities on these properties. Upon completion of the development, our interest in the incremental production of the properties will be converted to a working interest in the properties' production and cash flow based on the percentage of our working interest as a ratio to Enterra's working interest as a whole.

        The property subject to the Enterra farm-in/joint venture agreement is shown in the following two maps and is identified as the East Central Alberta Package.

        A detailed map of the East Central Alberta Package is set forth below:

        The East Central Alberta Package is included in Townships 33 to 46, Ranges 03 to 14W4. Enterra working interests range from 48% to 100% and, in most cases, Enterra is the operator. This area offers excellent infrastructure, year round drilling and shallow (less than 1,000 meters) multi-target oil and gas zones. Oil is conventionally produced and ranges from medium crude to light crude.

Employees

        On the date of this prospectus we had 37 full time employees and consultants.

Competition

        The petroleum industry is highly competitive. We will compete with numerous other participants in the development of oil and natural gas leases and properties, and the recruitment of employees. Competitors will include oil and natural gas companies that have greater financial resources, staff and facilities than we have. Our ability to generate revenues will depend on our ability to identify suitable properties for development. We will also compete with numerous other companies in the marketing of oil and natural gas. Competitive factors in the distribution and marketing of oil and natural gas include price, methods and reliability of delivery.

Government Regulation in Canada

        The oil and natural gas industry is subject to extensive controls and regulations governing its operations, including land tenure, exploration, development, production, refining, transportation and marketing, imposed by legislation enacted by various levels of government and with respect to pricing and taxation of oil and natural gas by agreements throughout the governments of Canada, Alberta, Saskatchewan and British Columbia, all of which should be carefully considered by investors in the Canadian oil and natural gas industry. It is not expected that any of these controls or regulations will affect our operations in a manner materially different from how they would affect other oil and natural gas companies of similar size operating in western Canada.

        In December 2002 Canada ratified the Kyoto Protocol. This protocol calls for Canada to reduce greenhouse gas emissions to 6% below 1990 levels during the period between 2008 and 2012. The protocol will only become legally binding if it is ratified by at least 55 countries, covering at least 55 percent of the emissions addressed by the protocol. Details surrounding the plan for implementation of the Kyoto Protocol if it becomes legally binding remain uncertain. It is expected that changes in environmental legislation may require, among other things, reductions in emissions to the air from our operations and result in increased capital expenditures. Although it is not expected that future changes in environmental legislation will result in materially increased costs, such changes could occur and result in stricter standards and enforcement, larger fines and liability, and increased capital expenditures and operating costs, which could have a material adverse effect on our financial condition or results of operations.

        All other current legislation is a matter of public record and we are unable to predict what additional legislation or amendments may be enacted. Outlined below are some of the principal aspects of legislation, regulations and agreements governing the oil and natural gas industry in Canada.

Pricing and Marketing—Oil and Natural Gas

        Oil and natural gas are commodities whose prices are determined based on world demand, supply and other factors, all of which are beyond our control. World prices for oil and natural gas have fluctuated widely in recent years. Any material decline in prices could result in a reduction of net production revenue. Certain wells or other projects may become uneconomic as a result of a decline in world oil prices and natural gas prices. We might also elect not to produce from certain wells at lower prices. All of these factors could result in a material decrease in our future net production revenue, causing a reduction in oil and gas acquisition and development activities.

        Bank credit available to us will be in part determined by our borrowing base. A sustained material decline in prices from historical average prices could limit our borrowing base, therefore, reducing any bank credit available to us, and could require that a portion of any future bank debt be repaid.

        We must also successfully market our oil and natural gas to prospective buyers. The marketability and price of oil and natural gas which may be acquired or discovered by us will be affected by numerous factors beyond our control. We will be affected by the differential between the price paid by refiners for light quality oil and the grades of oil produced by us. Our ability to market our natural gas may depend upon our ability to acquire space on pipelines which deliver natural gas to commercial markets. We will also likely be affected by the proximity of our reserves to pipelines and processing facilities and operational problems with such pipelines and facilities. We will also be affected by extensive government regulation relating to price, taxes, royalties, land tenure, allowable production, the export of oil and natural gas and many other aspects of the oil and natural gas business. We have limited history in the marketing of oil and natural gas.

        The producers of oil are entitled to negotiate sales contracts directly with oil purchasers, with the result that the market determines the price of oil. Such price depends in part on oil quality, prices of competing oils, distance to market, the value of refined products and the supply/demand balance. Oil exporters are also entitled to enter into export contracts with terms not exceeding one year in the case of light crude oil and two years in the case of heavy crude oil, provided that an order approving such export has been obtained from the National Energy Board of Canada, or NEB. Any oil export to be made pursuant to a contract of longer duration, to a maximum of 25 years, requires an exporter to obtain an export license from the NEB and the issuance of such license requires the approval of the Governor in Council. In addition, the prorationing of capacity on the interprovincial pipeline systems continues to limit oil exports. Exporters are free to negotiate prices with purchasers, provided that the export contracts meet certain criteria prescribed by the NEB and the government of Canada. Natural gas exports for a term of less than twenty years and in quantities of not more than 30,000 cubic meters (188,786 barrels) per day must be made pursuant to an NEB order.

        The governments of British Columbia and Alberta also regulate the volume of natural gas that may be removed from those provinces for consumption elsewhere based on such factors as reserve ability, transportation arrangements and market considerations.

Provincial Royalties and Incentives

        Each Canadian province has legislation and regulations which govern land tenure, royalties, production rates, environmental protection and other matters. The royalty regime is a significant factor in the profitability of crude oil, natural gas liquids, sulphur and natural gas production. Royalties on government owned (federal or provincial) "Crown Lands" are determined by governmental regulation and are generally calculated as a percentage of the value of the gross production. The rate of royalties payable generally depends in part on prescribed reference prices, well productivity, geographical location, field discovery date and the type or quality of the petroleum product produced. Royalties payable on production from lands privately owned are determined by negotiations between the mineral owner and the lessee, although production from such lands is subject to certain provincial taxes and royalties.

        From time to time the governments of the western Canadian provinces create incentive programs for exploration and development. Such programs often provide for royalty rate reductions, royalty holidays and tax credits, and are generally introduced when commodity prices are low. The programs are designed to encourage exploration and development activity by improving earnings and cash flow within the industry.

        Regulations made pursuant to the Mines and Minerals Act (Alberta) provide various incentives for exploring and developing oil reserves in Alberta. Oil produced from horizontal extensions commenced at least five years after the well was originally drilled may also qualify for a royalty reduction. A 24-month, 50,400 barrel exemption is available for production from a well that has not produced for a 12-month period, if resuming production after February 1, 1993. Also, oil production from eligible new field and new pool wells and deeper pool test wells started or deepened after September 30, 1992 is entitled to a 12-month royalty exemption (to a maximum of $750,000). Oil produced from low productivity wells, enhanced recovery schemes (such as injection wells) and experimental projects is also subject to royalty reductions.

        In the Province of Alberta, the vintage or type of crude oil is established based on the date the pool from which the crude oil is obtained, is discovered, or the date on which a well is drilled or deepened under specific circumstances. The crude oil royalties attributable to the different vintages of oil are classified as follows "old oil," "new oil" or "third tier oil". The characteristics of these oil royalties are as follows:

Type of Oil Royalty	Characteristics	Rates
Old Oil	Oil Production from an oil well drilled or deepened prior to October 31, 1991	Base rate of 10% to a maximum of 35%
New Oil	Oil Production from an oil well drilled or deepened after October 31, 1991	Base rate of 10% to a maximum of 30%
Third Tier	Qualifying exploration well that was drilled or deepened after September 30, 1992	Rates from 0% for low productivity wells to a maximum of 25%

        In the Province of Alberta, the Crown royalty in respect of natural gas production, subject to various incentives, is between 15% and 30%, in the case of new gas, and between 15% and 35%, in the case of old gas, depending upon a prescribed or corporate average reference price. Natural gas produced from qualifying exploratory gas wells started or deepened after July 31, 1985 and before June 1, 1988 is eligible for a royalty exemption for a period of 12 months, up to a prescribed maximum amount. Natural gas produced from qualifying intervals in eligible gas wells started or deepened to a depth below 2,500 meters is also subject to a royalty exemption, the amount of which depends on the depth of the well.

        In the Province of Alberta, a producer of oil or natural gas is entitled to a credit against Crown royalties by virtue of the Alberta Royalty Tax Credit, or ARTC program. The ARTC rate is based on a price sensitive formula and the ARTC rate varies between 75% at prices at and below $76 per thousand cubic meters and 25% at prices at and above $160 per thousand cubic meters. The ARTC rate is applied to a maximum of $1,520,000 of Alberta Crown royalties payable for each producer or associated group of producers. Crown royalties on production from producing properties acquired from a corporation claiming maximum entitlement to ARTC will generally not be eligible for ARTC. The rate will be established quarterly based on the average "par price," as determined by the Alberta Department of Energy for the previous quarterly period.

Land Tenure

        Crude oil and natural gas located in the western Canadian provinces are owned predominantly by the respective provincial governments. Provincial governments grant rights to explore for and produce oil and natural gas pursuant to leases, licenses and permits for varying terms of at least two years and on conditions set forth in provincial legislation including requirements to perform specific work or make payments. Oil and natural gas located in such provinces can also be privately owned and rights to explore for and produce such oil and natural gas are granted by lease on such terms and conditions as may be negotiated.

Environmental Regulation

        The oil and natural gas industry is currently subject to environmental regulations pursuant to a variety of Canadian provincial and federal legislation. Such legislation provides for restrictions and prohibitions on the release or emission of various substances produced in association with certain oil and natural gas industry operations. In addition, such legislation requires that well and facility sites be abandoned and reclaimed to the satisfaction of provincial authorities. Compliance with such legislation can require significant expenditures and a breach of such requirements may result in suspension or revocation of necessary licenses and authorizations, civil liability for pollution damage and the imposition of material fines and penalties.

        Environmental legislation in the Province of Alberta has been consolidated into the Environmental Protection and Enhancement Act, or "EPEA," which was enacted on September 1, 1993. The EPEA imposes strict environmental standards, requires stringent compliance, reporting and monitoring obligations and significant penalties for violations. We are committed to meeting our responsibilities to protect the environment wherever we operate and anticipate making increased expenditures of both a capital and expense nature as a result of the increasingly stringent laws relating to the protection of the environment. We will be taking such steps as required to ensure compliance with the EPEA and similar legislation in other jurisdictions in which we operate. We will conduct our operations to be in compliance with applicable environmental laws and regulations. We also believe that it is reasonably likely that the trend towards stricter standards in environmental legislation and regulation will continue.

Facilities

        We currently sublease approximately 7,800 square feet of office space on a month-to-month basis at Suite 2600, 500 - 4th Avenue S.W. in Calgary, Alberta, from Enterra Energy Trust, an affiliated company. See "Related Party Transactions." The lease rental is approximately $13,000 per month.

Management

        Our directors and executive officers are:

Name	Age	Positions
Reginald (Reg) J. Greenslade	40	Chairman, Chief Executive Officer and Director
Thomas J. Jacobsen	69	President, Chief Operating Officer and Director
Bruce A. Stewart	39	Chief Financial Officer and Corporate Secretary
Thomas N. Dirks	62	Vice President, Exploration
James F. Dinning	51	Director
Ludwig (Louie) Gierstorfer	57	Director
Randall M. Gates	51	Nominee Director

        Reginald (Reg) J. Greenslade.    Mr. Greenslade became our Chairman, Chief Executive Officer and Director in September 2003. Previously, Mr. Greenslade was President, CEO and Director of Enterra Energy Corp from the fall of 2001 until November 2003 and continues as Chairman of Enterra Energy Trust. Enterra Energy Corp. was formed by the combination of Big Horn Resources Ltd. and Westlinks Resources Ltd in the fall of 2001. He was a director of PASW Inc., a software development company, from February 2001 to July 2001. From 1995 until the formation of Enterra, Mr. Greenslade was the President, CEO and Director of Big Horn Resources Ltd. Prior to his position with Big Horn, Mr. Greenslade was with CS Resources Limited in the areas of exploitation engineering and project management from 1993 to 1995. Prior to 1993, Mr. Greenslade was employed by Saskatchewan Oil and Gas Corporation in the capacities of project management, production, and reservoir engineering. He has extensive experience with secondary recovery schemes and is recognized for his work in the specialized field of horizontal well technology. All the above companies were publicly traded in either the U.S., Canada, or both, during the periods indicated.

        Thomas J. Jacobsen.    Mr. Jacobsen became our President, Chief Operating Officer and Director in September 2003. Mr. Jacobsen joined Westlinks Resources Ltd., a predecessor of Enterra Energy Trust, as a director in February 1999, and was appointed Executive Vice President, Operations in October 1999. In October 2000, he resigned from this position and was appointed Vice Chairman of the Board of Directors. Mr. Jacobsen became Enterra Energy Corp.'s Chief Operating Officer in February 2002 and resigned in November 2003. Mr. Jacobsen has more than 40 years experience in the oil and gas industry in Alberta and Saskatchewan including serving as President, Chief Operating Officer and a director of Empire Petroleum Corporation from June 2001 to April 2002, President and Chief Executive Officer of Niaski Environmental Inc. from November, 1996 to February, 1999, President and Chief Executive Officer of International Pedco Energy Corporation from September 1993 to February 1996, and President of International Colin Energy Corporation from October 1987 to June 1993. Mr. Jacobsen served as a director of Rimron Resources Inc., formerly Niaski Environmental Services Inc. Niaski's proposal to its creditors under the Bankruptcy and Insolvency Act (Canada) was accepted in April 2000 and Niaski was discharged in May 2001. All the above companies were publicly traded in either the U.S., Canada, or both, during the periods indicated.

        Bruce A. Stewart.    Mr. Stewart joined us as Chief Financial Officer and Corporate Secretary in October 2003. Mr. Stewart was previously employed at Purcell Energy Ltd. as Controller from August 2001 to September 2003. Previously, Mr. Stewart was employed from April 2001 to July 2001 as Chief Financial Officer, Treasurer and Corporate Secretary of Westlinks Resources Ltd., a predecessor of Enterra Energy Trust. Prior to joining Westlinks, Mr. Stewart was Controller of VISTA Midstream Solutions Ltd., a privately held company specializing in the gathering and processing of natural gas from July 2000 to April 2001. He was Controller of Calahoo Petroleum Ltd., an oil and gas company from August 1998 to July 2000 and prior to that was employed by Novagas Canada Ltd., a NOVA Corporation subsidiary. Mr. Stewart received his Certified Management Accountant designation in

1991. All the above companies were publicly traded in Canada, or a subsidiary of a publicly traded company, except as noted, during the periods indicated.

        Thomas N. Dirks.    Mr. Dirks joined us as Vice President, Exploration in January 2004. He was Enterra Energy Corp.'s Vice President of Exploration from June 2002 to November 2003, when he assumed the same position with Enterra Energy Trust. Mr. Dirks has been working as a Geologist in the U.S. and Canada since 1968. He co-founded Exalta Petroleums Ltd. in 1976. Exalta became a wholly-owned subsidiary of Brinco Limited in 1979. Mr. Dirks was Executive Vice President of Brinco until 1982. Between 1982 and 1992, Mr. Dirks was President of Equine Resources Ltd., Laredo Petroleums Ltd. and Pedco Energy. From 1992 until his employment with Enterra, Mr. Dirks was employed as a geological consultant for various exploration companies. All the above companies were publicly traded in Canada, or a subsidiary of a publicly traded company, during the periods indicated.

        James F. Dinning.    Mr. Dinning was appointed to our Board of Directors in December 2003. He has served as executive vice-president of TransAlta Corporation since 1997 and as a director of Shaw Communications since 1997. Prior to joining TransAlta in 1997, Mr. Dinning held several key positions during his 11 years as a member of the legislative assembly in the Province of Alberta. Of note is Mr. Dinning's service as Provincial Treasurer from 1992 to 1997. He also served as Alberta's minister of education (1988-92) and Minister of Community & Occupational Health (1986-88). Mr. Dinning received a Bachelor of Commerce honors degree from Queens University in 1974 and a Masters degree in Public Administration from Queens University in 1977. He received an honorary Doctor of Laws degree from the University of Calgary in 2002. Mr. Dinning is also a director of Finning International Inc. He is the Chairman of the Canadian Clean Power Coalition and serves on the boards of the Alberta Energy Research Institute and The Banff Centre. Mr. Dinning served as the chair of the Calgary Health Region from 1999 to 2001. All the above companies cited as work experience were publicly traded in Canada, during the periods indicated.

        Ludwig (Louie) Gierstorfer.    Mr. Gierstorfer was appointed to our Board of Directors in September 2003. Most recently, he served as Chief Executive Officer, President and Director of Pirate Drilling Inc., a privately held drilling services company, from 1980 to 2000 when its assets were sold to the Ensign Group. During his tenure at Pirate Drilling, he also was Chief Executive Officer, President and Director of Pirate Ventures Inc., an associated company of Pirate Drilling Inc., which drilled and operated oil and natural gas properties from 1982 until the assets were sold in early 2003. Prior to founding Pirate Drilling, he held various field positions with Westburne Drilling. All the above companies were publicly traded in Canada, except as noted, during the periods indicated.

        Randall M. Gates.    Mr. Gates was nominated to our Board of Directors in December 2003 and has agreed to serve as a director commencing following the effectiveness of this registration statement. Since 1995 he has been self-employed and has served in an advisory capacity for several public and private companies in matters concerning strategic planning, SEC compliance, and mergers and acquisitions. From 1984 to 1995, he served as Chief Financial Officer for public companies in the fields of consumer appliances, biotechnology and merchant banking where he managed several initial and secondary public offerings as well as numerous acquisitions and investments. Mr. Gates was employed from 1976 to 1984 as a Certified Public Accountant with KPMG Peat Marwick in Los Angeles where he last served as a Senior Manager.

Board of Directors

        We are authorized to have a Board of Directors comprised of at least three and no more than ten directors. We currently have four directors and have nominated one individual who would be an independent director to join our Board of Directors. Our directors are elected for one year terms, or until an earlier resignation, death or removal. There are no family relationships among any of our directors or officers.

        United States resident directors receive $10,000 annual compensation for service on the Board. Canadian resident directors receive $7,700 annual compensation for service on the Board. Directors are also compensated for out-of-pocket costs, including travel and accommodations, relating to their attendance at any directors' meeting. Directors are entitled to participate in our Stock Option Plan. Independent directors are granted 30,000 options to acquire shares of common stock at $5.50 per share. Additionally, Reginald J. Greenslade, our Chairman, Chief Executive Officer and Director, and Thomas J. Jacobsen, our President, Chief Operating Officer and Director have each been granted options to acquire 50,000 shares of common stock at $5.50 per share.

Committees of the Board of Directors

Audit Committee

        Our audit committee consists of Mr. Gates, committee chairman and designated financial expert, Mr. Dinning and Mr. Gierstorfer, all of whom are independent directors. The audit committee reviews in detail and recommends approval by the full Board of our annual and quarterly financial statements, recommends approval of the remuneration of our auditors to the full Board, reviews the scope of the audit procedures and the final audit report with the auditors, and reviews our overall accounting practices and procedures and internal controls with the auditors.

Compensation Committee

        Our compensation committee consists of Mr. Gierstorfer, the committee chairman, and Mr. Dinning, both of whom are independent directors. The compensation committee recommends approval to the full Board of the compensation of the Chief Executive Officer, the annual compensation budget for all other employees, bonuses, grants of stock options and any changes to our benefit plans.

Corporate Governance Committee

        Our corporate governance committee consists of Mr. Dinning, the committee chairman, and Mr. Gierstorfer both of whom are independent directors. The corporate governance committee determines the scope and frequency of periodic reports to the Board concerning issues relating to overall financial reporting, disclosure and other communications with all stockholders.

Reserves Committee

        Our reserves committee consists of Mr. Gierstorfer, the committee chairman, and Mr. Gates, both of whom are independent directors. The reserves committee reviews and recommends approval to the full Board of our annual reserve report as prepared by independent reservoir engineers.

Executive Compensation

        The following table provides a summary of annual compensation for our executive officers for the period from September 3, 2003 (inception) through December 31, 2003 and pro forma compensation representing compensation on an annual basis.

Summary Compensation Table

	Pro Forma Annual Compensation(1)			Long-term Compensation
Name and Principal Position	Pro Forma Salary	Actual Salary	Bonus	Securities Underlying Options (#)(2)	All Other Compensation
Reginald J. Greenslade Chairman and Chief Executive Officer	$152,000	$12,670	—	50,000	—
Thomas J. Jacobsen President and Chief Operating Officer(3)	$144,400	$36,100	—	50,000	—
Bruce A. Stewart Chief Financial Officer	$91,200	$21,850	—	30,000	—
Thomas Dirks Vice President, Exploration	$98,800	—	—	30,000	—

(1)
With respect to each of the named executive officers, the aggregate amount of perquisites and other personal benefits, securities or property received was the lesser of either $50,000 or 10% of the total annual salary and bonus reported for such named executive officer.

(2)
All grants were made pursuant to the Stock Option Plan in January 2004 and represent options to purchase shares of our common stock.

(3)
Amounts payable to Mr. Jacobsen are remitted to Wells Gray Resorts and Resources Ltd., a company controlled by him. Of this amount, $13,067 was paid in January 2004.

Stock Options

        Our Stock Option Plan was adopted by the board of directors in January 2004 and approved by our stockholders in February 2004. We grant stock options from time to time to our directors, officers, key employees, and consultants under our Stock Option Plan. The terms and conditions of the options, in accordance with resolutions of our board of directors and the policies of the American Stock Exchange, will not exceed a term of 10 years. Ten percent of the number of our shares outstanding from time to time are reserved for issuance pursuant to our Stock Option Plan. The aggregate number of shares reserved for issuance under option grants, together with any other employee stock option plans, options for services and employee stock purchase plans, will not exceed 10% of the issued and outstanding shares of common stock. In addition, the aggregate number of shares so reserved for issuance to any one person will not exceed 5% of the issued and outstanding shares of common stock.

        If an optionee ceases to be eligible for stock options due to the loss of employment for any reason other than death, the stock option terminates in 30 days provided that in the event of termination of employment for cause, directors may resolve that the option shall terminate on the date of such termination. Any stock options immediately vest and become exercisable in the event of a change in control of our company. Option agreements also provide that estates of deceased participants can exercise their stock options during a period not exceeding one year following death.

Stock Options Granted During the Most Recently Completed Financial Year

        The following table discloses the grants of options to purchase or acquire shares of common stock to our executive officers during the period indicated. Option grants in January 2004 have been included.

Option Grants During the Period From September 3, 2003 (Inception) to December 31, 2003

	Individual Grants(1)
					Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term(2)
		Percentage of Total Options Granted to Employees in Year Ending Dec. 31, 2003
	Number of Shares of Common Stock
			Exercise Price Per Share	Expiration Date
					5%	10%
Reginald J. Greenslade	50,000	8%	$5.50	1/2009	143,000	649,000
Thomas J. Jacobsen	50,000	8%	$5.50	1/2009	143,000	649,000
Bruce A. Stewart	30,000	5%	$5.50	1/2009	85,800	389,400
Thomas N. Dirks	30,000	5%	$5.50	1/2009	85,800	389,400

(1)
These outstanding stock options were granted under our Stock Option Plan. The options vest over the course of three years, at a rate of 33% upon each anniversary of their grant date. The stock options are also subject to vesting acceleration provisions in the event of a change in control.

(2)
Potential realizable values are net of exercise price, but before taxes associated with exercise. Amounts representing hypothetical gains are those that could be achieved if options are exercised at the end of the option term. The assumed 0%, 5% and 10% rates of stock price appreciation are provided in accordance with rules of the Securities and Exchange Commission based on the assumed initial public offering price of $5.50 per share, and do not represent our estimate or projection of the future stock price.

Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        None of the named executive officers exercised options during the fiscal year ending December 31, 2003. The following table sets forth the number and value of securities underlying options held as of December 31, 2003. Option grants in January 2004 have been included.

			Number of Shares Underlying Unexercised Options at Year End		Value of Unexercised In-the-Money Options at Year End(1)
	Number of Shares Acquired	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Reginald J. Greenslade	—	—	—	50,000	—	—
Thomas J. Jacobsen	—	—	—	50,000	—	—
Bruce A. Stewart	—	—	—	30,000	—	—
Thomas N. Dirks	—	—	—	30,000	—	—

(1)
There was no public trading market for our common stock as of December 31, 2003. Accordingly, these values have been calculated based on an assumed initial public offering price of $5.50 per share.

Other Compensation Plans

Stock Savings Plan

        Our Stock Savings Plan was adopted by the board of directors in January 2004 and approved by our stockholders in February 2004. The Stock Savings Plan is subject to the completion of this offering. The Stock Savings Plan allows all employees to purchase our shares at the current market price in an amount not to exceed 7% of the employees monthly salary, excluding overtime. We will match all employee contributions to the Stock Savings Plan up to their maximum contribution. All contributions made by us will be a taxable benefit to each employee.

Annual Bonus Program

        Our Annual Bonus Program was adopted by the board of directors in January 2004 and approved by our stockholders in February 2004. The Annual Bonus Program is subject to the completion of this offering. The Annual Bonus Program is designed to reward head office employees and consultants based on the annual increase in our market capitalization. The increase in our market capitalization will be calculated as the year-end share price minus the beginning of the year share price, multiplied by the weighted average number of shares outstanding for the year. An amount equal to 2.75% of this increase in market capitalization will then be used to create a bonus pool available to head office employees, consultants and directors. Each eligible person's share of the bonus pool will be their pro-rata share of the total salaries and consulting fees for the particular year.

Stock Option Plan

        Our Stock Option Plan was adopted by the board of directors in January 2004 and approved by our stockholders in February 2004. We have authorized a total of 10% of the number of shares outstanding from time to time for issuance under this plan. As of the closing of this offering and assuming that all Series A Convertible Preferred Stock is converted to common stock, a total of 927,500 shares of common stock will be authorized for grant of which 632,500 options have been granted under the plan to officers, directors, employees and consultants. All outstanding options are exercisable at a price per share equal to the public offering price and vest over the course of three years.

        Under the Stock Option Plan, employees, non-employee members of the board of directors, non-employee executive officers and consultants may be awarded stock options to purchase shares of common stock. Options may be incentive stock options designed to satisfy the requirements of Section 422 of the U.S. Internal Revenue Code, or non-statutory stock options which do not meet those requirements. If options expire or are terminated, then the underlying shares will again become available for awards under the Stock Option Plan. The Stock Option Plan is administered by the Compensation Committee of the board of directors. This committee has complete discretion to:

  •
  determine who should receive an award;

  •
  determine the type, number, vesting requirements and other features and conditions of an award;

  •
  interpret the Stock Option Plan; and

  •
  make all other decisions relating to the operation of the Stock Option Plan.

        The exercise price for non-statutory and incentive stock options granted under the Stock Option Plan may not be less than 100% of the fair market value of the common stock on the option grant date. The compensation committee may also accept the cancellation of outstanding options in return for a grant of new options for the same or a different number of shares at the same or a different exercise price.

        If there is a change in our control, an award will immediately become fully exercisable as to all shares subject to an award. A change in control includes:

  •
  a merger or consolidation after which our then current stockholders own less than 50% of the surviving corporation;

  •
  a sale of all or substantially all of our assets; or

  •
  an acquisition of 50% or more of our outstanding stock by a person other than or a corporation owned by our stockholders in substantially the same proportions as their stock ownership in us.

        In the event of a merger or other reorganization, outstanding stock options will be subject to the agreement of merger or reorganization, which may provide for:

  •
  the assumption of outstanding awards by the surviving corporation or its parent;

  •
  their continuation by us if we are the surviving corporation;

  •
  accelerated vesting; or

  •
  settlement in cash followed by cancellation of outstanding awards.

        The board of directors may amend or terminate the Stock Option Plan at any time. Amendments are subject to stockholder approval to the extent required by applicable laws and regulations. The Stock Option Plan will continue in effect unless otherwise terminated by the board of directors.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans(1)
Stock Option Plan	632,500	$5.50	127,500

(1)
The number of securities available for future issuance under our Stock Option Plan will increase to 295,000 shares upon the effective date of this registration statement.

Stock Ownership of Management and Principal Stockholders

        The following table sets forth information regarding beneficial ownership of our common stock as of January 31, 2004, by:

  •
  each of our executive officers and directors;

  •
  all executive officers and directors as a group; and

  •
  each person who is known by us to beneficially own more than 5% of our outstanding common stock.

        Shares of common stock not outstanding but deemed beneficially owned because an individual has the right to acquire the shares of common stock within 60 days, including shares issuable upon conversion of the Series A Convertible Preferred Stock, are treated as outstanding when determining the amount and percentage of common stock owned by that individual and by all directors and executive officers as a group. The address of each executive officer and director is Suite 2600, 500 - 4th Avenue S.W., Calgary, Alberta, T2P 2V6, Canada. The address of other beneficial owners is set forth below.

			Percentage of Shares Outstanding
	Shares Beneficially Owned Prior to this Offering
Name of Beneficial Owner			Prior to this Offering	After this Offering
Executive Officers and Directors:
Reginald J. Greenslade	200,000	(1)	2.6%	2.1%
Thomas J. Jacobsen	269,000	(2)	3.5%	2.9%
Bruce A. Stewart	10,000	(3)	*	*
Thomas N. Dirks	31,400	(4)	*	*
James F. Dinning	10,000		*	*
Randall M. Gates (nominee director)	18,182		*	*
Ludwig Gierstorfer	18,000		*	*
5% Stockholders:
Heller 2002 Trust Fred P. Heller—Trustee 1700 Coronet Drive Reno, Nevada 89509	381,000		5.0%	4.1%
All executive officers and directors as a group (7 persons)	556,582		7.3%	6.0%

*
less than 1%

(1)
Mr. Greenslade's beneficial ownership includes 100,000 shares held in the name of his wife.

(2)
Mr. Jacobsen's beneficial ownership is attributable to 269,000 shares held in Wells Gray Resorts and Resources Ltd., a private company controlled by him.

(3)
Mr. Stewart's beneficial ownership is attributable to 10,000 shares held in the name of his wife.

(4)
Mr. Dirk's beneficial ownership includes 10,000 shares held in the name of his wife.

Related Party Transactions

        None of our directors or executive officers, nor any person who beneficially owns directly or indirectly or exercises control or direction over securities carrying more than 5% of the voting rights attaching to our shares of common stock, nor any known associate or affiliate of these persons had any material interest, direct or indirect in any transaction since inception (September 3, 2003) which has materially affected us, except as discussed below.

        Enterra Energy Trust and its wholly owned subsidiary Enterra Energy Corp., which we refer to as "Enterra", are considered our affiliates because our Chairman, Reginald J. Greenslade, is also the Chairman of Enterra. All transactions with Enterra will be approved by a majority of our independent directors.

        In January, 2004 we entered into a farm-in/joint venture agreement with Enterra for development of several properties in East Central Alberta. We will receive a 70% interest in the production revenues generated by our development activities on these properties. We have prepaid estimated development costs of $13,112,225 which we expect to utilize over the next nine months.

        In January, 2004 we entered into a Field Operating and Technical Support Agreement under which we provide Enterra with administrative and technical employees at our cost and Enterra provides us with office facilities and equipment at its cost. We will bill Enterra for any of our employees used by them based on our actual salary and benefits expense for such employees. Similarly, Enterra will bill us for office facilities and equipment which we use based on Enterra's actual cost of such facilities and equipment. We believe this agreement is beneficial to us in that we are compensated for what would otherwise be excess personnel capacity at this stage of our development. The agreement is month-to-month and can be terminated by either party upon 90 days notice.

        Enterra advanced start up costs to us which have been repaid from the proceeds of our private placement which we completed in December 2003.

        Randall M. Gates has agreed to serve as a director commencing upon the effectiveness of this registration statement. Mr. Gates has been engaged by us as a consultant in financial and accounting matters and received compensation for these services of $31,920 for the period ended December 31, 2003. Mr. Gates will cease to provide consulting services upon his assumption of director responsibilities.

        We believe that the above transactions are fair, reasonable and consistent with terms we would have obtained from non-affiliated third parties.

Description of Securities

        Our authorized capital stock consists of an unlimited number of shares of common stock and an unlimited number of shares of preferred stock without par value. The preferred stock may be issued in one or more series as determined by the Board of Directors.

Articles of Incorporation and By-laws

        We were incorporated in Alberta, Canada. Our Articles of Incorporation and by-laws provide no restrictions as to the nature of our business operations.

        Under Alberta law, a director must inform us, at a meeting of the Board of Directors, of any interest in a material contract or proposed material contract with us. Directors may not vote in respect of any such contracts made with us or in any such contract in which a director is interested, and such directors shall not be counted for purposes of determining a quorum. However, these provisions do not apply to (i) an arrangement by way of security for money lent to or obligations undertaken by them, (ii) a contract relating primarily to their remuneration as a director, officer, employee or agent, (iii) a contract for indemnity or insurance on behalf of a director as allowed under the Alberta law, or (iv) a contract with an affiliate.

        We are authorized to issue an unlimited number of common and preferred shares. Our stockholders have no rights to share in our profits, are subject to no redemption or sinking fund provisions, have no liability for further capital calls and are not subject to any discrimination due to number of shares owned.

        By not more than 50 days or less than seven days in advance of a dividend, the Board of Directors may establish a record date for the determination of the persons entitled to such dividend.

        The rights of holders of our common stock can be changed at any time in a stockholder meeting where the modifications are approved by 66 2/3% of the shares represented by proxy or in person at a meeting at which a quorum exists.

        All holders of our common stock are entitled to vote at annual or special meetings of stockholders, provided that they were stockholders as of the record date. The record date for stockholder meetings may precede the meeting date by no more than 50 days and not less than 21 days, provided that notice by way of advertisement is given to stockholders at least seven days before such record date. Notice of the time and place of meetings of stockholders may not be less than 21 or greater than 50 days prior to the date of the meeting.

        There are no:

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  limitations on share ownership;

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  provisions of the Articles or by-laws that would have the effect of delaying, deferring or preventing a change of control of our company;

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  by-law provisions that govern the ownership threshold above which stockholder ownership must be disclosed; and

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  conditions imposed by the Articles or by-laws governing changes in capital, but Alberta law requires any changes to the terms of share capital be approved by 66 2/3% of the shares represented by proxy or in person at a stockholders' meeting convened for that purpose at which a quorum exists.

Common Stock

        Each holder of record of common stock is entitled to one vote for each share held on all matters properly submitted to the stockholders for their vote, except matters which are required to be voted on as a particular class or series of stock. Cumulative voting for directors is not permitted.

        Holders of outstanding shares of common stock are entitled to those dividends declared by the Board of Directors out of legally available funds. In the event of liquidation, dissolution or winding up our affairs, holders of common stock are entitled to receive, pro rata, our net assets available after provision has been made for the preferential rights of the holders of preferred stock. Holders of outstanding common stock have no preemptive, conversion or redemption rights. All of the issued and outstanding shares of common stock are, and all unissued shares of common stock, when offered and sold will be, duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of common stock may be issued in the future, the relative interests of the then existing stockholders may be diluted.

Preferred Stock

        Our Board of Directors is authorized to issue from time to time, without stockholder approval, in one or more designated series, unissued shares of preferred stock with such dividends, redemption, conversion and exchange provisions as may be provided by the Board of Directors with regard to such particular series. Any series of preferred stock may possess voting, dividend, liquidation and redemption rights superior to those of the common stock.

        The rights of the holders of common stock will be subject to and may be adversely affected by the rights of the holders of any preferred stock that we may issue in the future. Our issuance of a new series of preferred stock could make it more difficult for a third party to acquire, or discourage a third party from acquiring, our outstanding shares of common stock and make removal of the Board of Directors more difficult.

        A total of 7,600,000 shares of Series A Convertible Preferred Stock have been issued pursuant to a private placement completed in December 2003. The Series A Convertible Preferred Stock is voting, carries no dividend and may be converted into an equal number of shares of common stock during the ten day period commencing upon the effective date of this offering.

Shares Eligible for Future Sale

        Future sales of substantial amounts of our common stock in the public market or even the perception that such sales may occur, could adversely affect the market price for our common stock and could impair our future ability to raise capital through an offering of our equity securities.

        Assuming all holders of the Series A Convertible Preferred Stock convert their shares to common stock, we will have an additional 7,600,000 shares of common stock outstanding that can be freely sold in the public market subject to the lock-up agreements described in the "Underwriting" section.

        We intend to register the shares of our common stock issuable pursuant to our Stock Option Plan. At March 19, 2004 there were 632,500 options outstanding under the plan to purchase an equal number of shares of common stock. All outstanding options are exercisable at a price per share equal to the public offering price and vest in three equal annual installments from the date of the grant, commencing in January 2005.

Indemnification of Executive Officers and Directors

        We have agreed to indemnify our executive officers and directors for all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by them in respect of any civil, criminal or administrative action or proceeding to which they are made a party by reason of being or having been a director or officer, if (a) they acted honestly and in good faith with a view to our best interests, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, they had reasonable grounds for believing that their conduct was lawful.

Exchange Controls

        There is no law or governmental decree or regulation in Canada that restricts the export or import of capital, or affects the remittance of dividends, interest or other payments to non-resident holders of our voting shares, other than withholding tax requirements.

        There is no limitation imposed by Canadian law or by our Articles or our other charter documents on the right of a non-resident to hold or vote voting shares, other than as provided by the Investment Canada Act, the North American Free Trade Agreement Implementation Act (Canada) and the World Trade Organization Agreement Implementation Act.

        The Investment Canada Act requires notification and, in certain cases, advance review and approval by the government of Canada of the acquisition by a non-Canadian of control of a Canadian business, all as defined in the Investment Canada Act. Generally, the threshold for review will be higher in monetary terms for a member of the World Trade Organization or North American Free Trade Agreement.

Income Tax Considerations

U.S. Taxation

        The information set forth below is a summary of the material U.S. federal income tax consequences of the ownership and disposition of common stock by a U.S. Holder, as defined below. These discussions are not a complete analysis or listing of all of the possible tax consequences of such transactions and do not address all tax considerations that may be relevant to particular holders in light of their personal circumstances or to persons that are subject to special tax rules. In particular, the information set forth deals only with U.S. Holders that will hold common stock as capital assets within the meaning of the Internal Revenue Code of 1986, as amended, and who do not at any time own individually, nor are treated as owning 10% or more of the total combined voting power of all classes of our stock entitled to vote. In addition, this description of U.S. tax consequences does not address the tax treatment of special classes of U.S. Holders, such as banks, tax-exempt entities, insurance companies, persons holding subordinate voting shares as part of a hedging or conversion transaction or as part of a "straddle," U.S. expatriates, persons subject to the alternative minimum tax, dealers or traders in securities or currencies and holders whose "functional currency" is not the U.S. dollar. This summary does not address estate and gift tax consequences or tax consequences under any foreign, state or local laws other than as provided in the section entitled "Canadian Federal Income Tax Considerations" provided below.

        As used in this section, the term "U.S. Holder" means:

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  an individual citizen or resident of the U.S.;

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  a corporation created or organized under the laws of the U.S. or any state thereof including the District of Columbia;

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  an estate the income of which is subject to U.S. federal income taxation regardless of its source;

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  a trust if a court within the U.S. is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust; or

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  a partnership to the extent the interests therein are owned by any of the persons described in the preceding bulleted items.

        Holders of common stock who are not U.S. Holders, sometimes referred to as "Non-U.S. Holders," are encouraged to consult their own tax advisors, particularly as to the applicability of any tax treaty.

        The following discussion is based upon:

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  the Internal Revenue Code;

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  U.S. judicial decisions;

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  administrative pronouncements;

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  existing and proposed Treasury regulations; and

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  the Canada/ U.S. Income Tax Treaty.

        Any of the above is subject to change, possibly with retroactive effect. We have not requested, and will not request, a ruling from the U.S. Internal Revenue Service with respect to any of the U.S. federal income tax consequences described below, and as a result, there can be no assurance that the U.S. Internal Revenue Service will not disagree with or challenge any of the conclusions we have reached and describe here.

Dividends

        Subject to the discussion of passive foreign investment companies below, the gross amount of any distribution paid by us to a U.S. Holder will generally be subject to U.S. federal income tax as foreign source dividend income to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. The amount of any distribution of property other than cash will be the fair market value of such property on the date of the distribution. Dividends received by a U.S. Holder will not be eligible for the dividends received deduction allowed to corporations. To the extent that an amount received by a U.S. Holder exceeds such holder's allocable share of our current and accumulated earnings and profits, such excess will be applied first to reduce such U.S. Holder's tax basis in his shares, thereby increasing the amount of gain or decreasing the amount of loss recognized on a subsequent disposition of the shares. Then, to the extent such distribution exceeds such U.S. Holder's tax basis, it will be treated as capital gain. Any amounts recognized as dividends will generally constitute foreign source "passive income" or, in the case of certain U.S. Holders, "financial services income" for U.S. foreign tax credit purposes. We do not currently maintain calculations of our earnings and profits for U.S. federal income tax purposes.

        The gross amount of distributions paid in Canadian dollars, or any successor or other foreign currency, will be included in the income of such U.S. Holder in a dollar amount calculated by reference to the spot exchange rate in effect on the day the distributions are paid regardless of whether the payment is in fact converted into U.S. dollars. If the Canadian dollars, or any successor or other foreign currency, are converted into U.S. dollars on the date of the payment, the U.S. Holder should not be required to recognize any foreign currency gain or loss with respect to the receipt of Canadian dollars as distributions. If, instead, the Canadian dollars are converted at a later date, any currency gains or losses resulting from the conversion of the Canadian dollars will be treated as U.S. source ordinary income or loss. A U.S. Holder will have a basis in any Canadian dollars distributed equal to their dollar value on the payment date.

        A Non-U.S. Holder of our common stock generally will not be subject to U.S. federal income or withholding tax on dividends received on common stock unless such income is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the U.S.

Sale or Exchange

        A U.S. Holder's initial tax basis in the common stock will generally be cost to the holder. A U.S. Holder's adjusted tax basis in the common stock will generally be the same as cost, but may differ for various reasons including the receipt by such holder of a distribution that was not made up wholly of earnings and profits as described above under the heading "Dividends." Subject to the discussion of passive foreign investment companies below, gain or loss realized by a U.S. Holder on the sale or other disposition of common stock will be subject to U.S. federal income taxation as capital gain or loss in an amount equal to the difference between the U.S. Holder's adjusted tax basis in the common stock and the amount realized on the disposition. In the case of a non-corporate U.S. Holder, the federal tax rate applicable to capital gains will depend upon:

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  the holder's holding period for the common stock, with a preferential rate available for common stock held for more than one year; and

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  the holder's marginal tax rate for ordinary income.

        Any gain realized will generally be treated as U.S. source gain, and loss realized by a U.S. Holder generally also will be treated as from sources within the U.S.

        The ability of a U.S. Holder to utilize foreign taxes as a credit to offset U.S. taxes is subject to complex limitations and conditions. The consequences of the separate limitation calculation will depend upon the nature and sources of each U.S. Holder's income and the deductions allocable thereto. Alternatively, a U.S. Holder may elect to claim all foreign taxes paid as an itemized deduction in lieu of claiming a foreign tax credit. A deduction does not reduce U.S. tax on a dollar-for-dollar basis like a tax credit, but the availability of the deduction is not subject to the same conditions and limitations applicable to foreign tax credits.

        If a U.S. Holder receives any foreign currency on the sale of common stock, such U.S. Holder may recognize ordinary income or loss as a result of currency fluctuations between the date of the sale of common stock and the date the sale proceeds are converted into U.S. dollars.

        A Non-U.S. Holder of common stock generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale or exchange of such common stock unless:

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  such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the U.S.; or

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  in the case of any gain realized by an individual Non-U.S. Holder, such Non-U.S. Holder is present in the U.S. for 183 days or more in the taxable year of such sale and certain other conditions are met.

Personal Holding Company

        We could be classified as a personal holding company for U.S. federal income tax purposes if both of the following tests are satisfied:

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  if at any time during the last half of our taxable year, five or fewer individuals own or are deemed to own more than 50% of the total value of our shares; and

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  we receive 60% or more of our U.S. related gross income from specified passive sources, such as royalty payments.

        A personal holding company is taxed on a portion of its undistributed U.S. source income, including specific types of foreign source income which are connected with the conduct of a U.S. trade or business, to the extent this income is not distributed to stockholders. We do not believe we are a personal holding company presently and we do not expect to become one. However, we cannot assure you that we will not qualify as a personal holding company in the future.

Foreign Personal Holding Company

        We could be classified as a foreign personal holding company if in any taxable year both of the following tests are satisfied:

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  five or fewer individuals who are U.S. citizens or residents own or are deemed to own more than 50% of the total voting power of all classes of our shares entitled to vote or the total value of our shares; and

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  at least 60%, 50% in some cases, of our gross income, as adjusted, consists of "foreign personal holding company income," which generally includes passive income such as dividends, interests, gains from the sale or exchange of shares or securities, rent and royalties.

        If we are classified as a foreign personal holding company and if you hold shares in us, you may have to include in your gross income as a dividend your pro-rata portion of our undistributed foreign personal holding company income. If you dispose of your shares prior to such date, you will not be subject to tax under these rules. We do not believe we are a foreign personal holding company presently and we do not expect to become one. However, we cannot assure you that we will not qualify as a foreign personal holding company in the future.

Passive Foreign Investment Company

        We believe that our common stock should not currently be treated as stock of a passive foreign investment company for U.S. federal income tax purposes, but this conclusion is a factual determination made annually and thus may be subject to change based on future operations and composition and valuation of our assets. In general, we will be a passive foreign investment company with respect to a U.S. Holder if, for any taxable year in which the U.S. Holder holds our shares, either:

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  at least 75% of our gross income for the taxable year is passive income; or

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  at least 50% of the average value of our assets is attributable to assets that produce or are held for the production of passive income.

        For this purpose, passive income includes income such as:

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  dividends;

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  interest;

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  rents or royalties, other than certain rents or royalties derived from the active conduct of trade or business;

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  annuities; or

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  gains from assets that produce passive income.

        If a foreign corporation owns at least 25% by value of the stock of another corporation, the foreign corporation is treated for purposes of the passive foreign investment company tests as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of the other corporation's income.

        If we are treated as a passive foreign investment company, a U.S. Holder that did not make a qualified electing fund election or, if available, a mark-to-market election, as described below, would be subject to special rules with respect to:

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  any gain realized on the sale or other disposition of common stock; and

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  any "excess distribution" by us to the U.S. Holder.

        Generally, "excess distributions" are any distributions to the U.S. Holder in respect of the subordinate voting shares during a single taxable year that are greater than 125% of the average annual distributions received by the U.S. Holder in respect of the common stock during the three preceding taxable years or, if shorter, the U.S. Holder's holding period for the common stock.

        Under the passive foreign investment company rules:

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  the gain or excess distribution would be allocated ratably over the U.S. Holder's holding period for the common stock;

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  the amount allocated to the taxable year in which the gain or excess distribution was realized would be taxable as ordinary income in the current year;

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  The amount allocated to a prior taxable year before the first year that we are treated as a foreign investment company would be taxable as ordinary income in the current year;

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  the amount allocated to each other prior year, with certain exceptions, would be subject to tax at the highest tax rate in effect for that year; and

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  the interest charge generally applicable to underpayments of tax would be imposed in respect of the tax attributable to each other prior year.

        A U.S. Holder owning actually or constructively "marketable stock" of a passive foreign investment company may be able to avoid the imposition of the passive foreign investment company tax rules described above by making a mark-to-market election. Generally, pursuant to this election, such holder would include in ordinary income, for each taxable year during which such stock is held, an amount equal to the increase in value of the stock over the U.S. Holder's adjusted basis in the stock. The U.S. Holder's stock basis in our common stock would then be increased by the ordinary income inclusion. If in any year the U.S. Holder's basis is in excess of the year end fair market value of such stock, the holder will recognize ordinary loss not in excess of the prior years' mark-to-market gains included in the holder's income. Such recognized ordinary loss would reduce the U.S. Holder's stock basis in our common shares. Holders desiring to make the mark-to-market election are encouraged to consult their tax advisors with respect to the application and effect of making such election.

        In the case of a U.S. Holder who does not make a mark-to-market election, the special passive foreign investment company tax rules described above will not apply to such U.S. Holder if the U.S. Holder makes an election to have us treated as a qualified electing fund and we provide certain required information to holders. For a U.S. Holder to make a qualified electing fund election, we would have to satisfy certain reporting requirements. We have not determined whether we will undertake the necessary measures to be able to satisfy such requirements in the event that we were treated as a passive foreign investment company.

        A U.S. Holder that makes a qualified electing fund election will be currently taxable on its pro rata share of our ordinary earnings and net capital gain, at ordinary income and capital gains rates, respectively, for each of our taxable years, regardless of whether or not distributions were received. The U.S. Holder's basis in the common stock will be increased to reflect taxed but undistributed income. Distributions of income that had previously been taxed will result in a corresponding reduction of basis in the common stock and will not be taxed again as a distribution to the U.S. Holder. U.S. Holders desiring to make a qualified electing fund election are encouraged to consult their tax advisors with respect to the advisability of making such election.

Canadian Taxation

        The following summary fairly describes, as of the date hereof, the principal Canadian federal income tax considerations generally applicable to a U.S. Holder who is not and has not been or deemed to be resident in Canada for purposes of the Income Tax Act (Canada) (the "ITA") at any time while such U.S. Holder holds the common stock, is a resident of the U.S. for purposes of the Canada-United States Income Tax Convention (1980), as amended (the "Convention"), and who, for purposes of the ITA, at all relevant times:

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  is the beneficial owner of the common stock;

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  holds the common stock as capital property;

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  does not have a "permanent establishment" or "fixed base" in Canada, as defined in the Convention;

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  does not use or hold (and is not deemed to use or hold) the common stock in carrying on a business in Canada; and

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  deals at arm's length with us.

        Special rules, which are not discussed below, may apply to "financial institutions" and "tax shelters" as defined in the ITA, and to non-resident insurers carrying on an insurance business in Canada and elsewhere.

        This summary is based upon the current provisions of the ITA, the regulations thereunder (the "Regulations"), the Convention, all specific proposed amendments to the ITA or the Regulations announced by or on behalf of the Canadian Minister of Finance prior to the date hereof, and the company's understanding of the current published administrative practices of the Canada Customs and Revenue Agency. This summary does not otherwise take into account or anticipate any changes in law, whether by way of judicial, governmental or legislative decision or action, administrative practice nor any income tax laws or considerations of any province or territory of Canada or any jurisdiction other than Canada, which may differ from the Canadian federal income tax consequences described in this document.

        The common stock will generally constitute capital property to a U.S. Holder unless such U.S. Holder holds such common stock in the course of carrying on a business of trading or dealing in securities or has acquired such common stock in a transaction or transactions considered to be an adventure in the nature of trade.

        Under the Convention, dividends paid or credited, or deemed to be paid or credited, on the common stock to a U.S. Holder generally will be subject to Canadian withholding tax at the rate of 15% of the gross amount of those dividends or deemed dividends. If a U.S. Holder is a corporation and owns 10% or more of the company's voting stock, the rate is reduced from 15% to 5%.

        Under the Convention, dividends paid to religious, scientific, literary, educational or charitable organizations or certain pension, retirement or employee benefit organizations that have complied with specified administrative procedures are exempt from the aforementioned Canadian withholding tax so long as such organization is resident in and exempt from tax in the U.S.

        A U.S. Holder will only be subject to taxation in Canada under the ITA on capital gains realized by the U.S. Holder on a disposition or deemed disposition of the common stock if the common stock constitutes "taxable Canadian property" within the meaning of the ITA at the time of the disposition or deemed disposition and the U.S. Holder is not afforded relief under the Convention. In general, the common stock will not be "taxable Canadian property" to a U.S. Holder if, at the time of its disposition, it is listed on a stock exchange that is prescribed in the Regulations (which includes American Stock Exchange), unless:

  •
  at any time within the five-year period immediately preceding the disposition or deemed disposition, the U.S. Holder, persons not dealing at arm's length with the U.S. Holder, or the U.S. Holder together with such non-arm's length persons, owned or had an interest in or a right or option to acquire 25% or more of the issued shares of any class or series of our capital stock;

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  the U.S. Holder was formerly resident in Canada and, upon ceasing to be a Canadian resident, elected under the ITA to have the common stock deemed to be "taxable Canadian property; or

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  the U.S. Holder's common stock was acquired in a tax deferred exchange in consideration for property that was itself "taxable Canadian property."

        If a U.S. Holder's common stock is "taxable Canadian property," subject to the availability of an exemption under the Convention, such U.S. Holder will recognize a capital gain (or a capital loss) for the taxation year during which the U.S. Holder disposes, or is deemed to have disposed of, the common stock. Such capital gain (or capital loss) will be equal to the amount by which the proceeds of disposition exceed (or are less than) the U.S. Holder's adjusted cost base of such common stock and any reasonable costs of making the disposition. One-half of any such capital gain (a "taxable capital gain") must be included in income in computing the U.S. Holder's income and one half of any such capital loss (an "allowable capital loss") is generally deductible by the U.S. Holder from taxable capital gains arising in the year of disposition. To the extent a U.S. Holder has insufficient taxable capital gains in the current taxation year against which to apply an allowable capital loss, the deficiency will constitute a net capital loss for the current taxation year and may generally be carried back to any of the three preceding taxation years or carried forward to any future taxation year, subject to certain detailed rules in the ITA in this regard.

Underwriting

        Subject to the terms and conditions of an underwriting agreement, Gilford Securities Incorporated has agreed to purchase 1,675,000 shares of common stock from us. The underwriter will purchase the shares at the price to public less underwriting discounts set forth on the cover page of this prospectus.

        The underwriting agreement will provide that the underwriter is committed to purchase all shares offered in this offering, other than those covered by the overallotment option described below, if the underwriter purchases any of these securities. In the underwriting agreement, the underwriter's obligations are subject to approval of certain legal matters by their counsel, including, without limitation, the authorization and the validity of the shares, and to various other customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriter of officers' certificates and legal opinions of our counsel.

        The underwriter has advised us that it proposes to offer the shares directly to the public at the price to public set forth on the cover page of this prospectus, and to certain dealers that are members of the National Association of Securities Dealers, Inc., at such price less a concessions not in excess of $            per share. Our underwriter may allow, and the selected dealers may reallow, a concession not in excess of $                              per share to certain brokers and dealers. After the offering, the offering price and concessions and discounts to brokers and dealers and other selling terms may from time to time be changed by the underwriter.

        We have granted the underwriter an option, exercisable for 45 days after the date of this prospectus, to purchase up to 225,000 additional shares solely to cover over-allotments, if any, at the same price as the initial shares offered. If the underwriter fully exercises its overallotment option, the total public offering price, underwriting discounts and proceeds to us will be $10,450,000, $836,000 and $9,614,000, respectively.

        We have agreed to pay the underwriter a non-accountable expense allowance of 3% of the aggregate public offering price of the shares offered, including shares sold on exercise of the overallotment option. We have paid the underwriter $50,000 as an advance against this non-accountable expense allowance. We have also agreed to pay all expenses in connection with qualifying the shares for sale under the laws of various states designated by the underwriter, if required.

        In addition, we have agreed to issue to our underwriter at the closing of this offering, for nominal consideration, warrants to purchase up to a number of shares of common stock equal to 10% of the number of shares sold in this offering by us. These warrants will be exercisable for a four-year period commencing on the first anniversary of the closing date of this offering at an exercise price of $6.60 per share. These warrants will be restricted from sale, transfer, assignment or hypothecation for a period of one year from the closing of this offering by our underwriter, except to officers of our underwriter and broker-dealers participating in this offering and their bona fide officers and partners, by operation of law or by reason of our reorganization.

        These warrants contain provisions for appropriate adjustment in the event of any merger, consolidation, recapitalization, reclassification, stock dividend, stock split or similar transaction. They also contain net issuance provisions permitting our underwriter or a permissible transferee to elect to exercise the warrants in whole or in part and instruct us to withhold from the securities issuable upon exercise, a number of securities, valued at the current fair market value on the date of exercise, to pay the exercise price. This net exercise provision has the effect of requiring us to issue shares of our common stock without a corresponding increase in capital. A net exercise of the warrants in this fashion will have the same dilutive effect on the interests of our shareholders as will a cash exercise. The warrants do not entitle our underwriter or a permissible transferee to any rights as a shareholder until the warrants are exercised and shares of our common stock are purchased pursuant to them.

        These warrants and the shares of our common stock issuable upon their exercise may not be offered for sale except in compliance with the applicable provisions of the Securities Act of 1933, as amended. We have agreed that if we file a post-effective amendment or other registration statement with the Securities and Exchange Commission, our underwriter will have the right, for a period of seven years from the closing date of this offering, to include in such amendment or registration statement the shares of our common stock issuable upon exercise of the warrants. In addition, we have agreed to register the shares of common stock underlying the warrants under certain circumstances upon the request of a majority of the holders of the warrants during the period commencing one year from the closing date of this offering and expiring four years thereafter.

        In connection with this offering, our underwriter may engage in stabilizing transactions, over-allotment transactions, covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any covered short position by either exercising its over-allotment option or purchasing shares in the open market.

  •
  Covering transactions involve the purchase of common stock in the open market after the distribution has been completed in order to cover short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. If the underwriter sells more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

  •
  Penalty bids permit the underwriter to reclaim a selling concession from a selected dealer when the common stock originally sold by the selected dealer is purchased in a stabilizing covering transaction to cover short positions.

        These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the American Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

        We have agreed to indemnify the underwriters and their controlling persons against specified liabilities, including liabilities under the Securities Act or to contribute to payments that the underwriter may be required to make for such liabilities. However, we have been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        We have agreed not to directly or indirectly offer for sale, sell, contract to sell, grant any option for the sale of, or otherwise issue or dispose of, any shares of our common stock, options to acquire common shares, or any related security or instrument, for a period of 13 months from the closing of this offering, without the prior written consent of our underwriter, except in limited circumstances.

        Our officers, directors and 5% stockholders have agreed with our underwriter not to sell the shares of our common stock they will receive upon conversion of their Series A Preferred Stock for a period of 12 months from the closing of this offering without the prior written consent of our underwriter. Our officers, directors and 5% stockholders collectively hold 937,582 shares of our Series A Convertible Preferred Stock. Our employees have also agreed to the same restrictions on sale in connection with any shares issuable upon exercise of stock options.

        Preferred stockholders who are not officers, directors or 5% stockholders of our company have agreed with our underwriter not to sell the shares of our common stock they will receive upon conversion of their Series A Preferred Stock for a period of 12 months from the closing of this offering. Such preferred stockholders may sell their common stock if the average closing price of our common stock exceeds $10.00 per share for a period of 15 consecutive trading days during the lock-up period, or with the prior written consent of our underwriter. The preferred stockholders who are not officers, directors or 5% stockholders collectively hold 6,662,418 shares of our Series A Convertible Preferred Stock.

        The underwriter has no present intention to waive or shorten the lock-up period.

        For a period of three years after the date of this prospectus, the underwriter has the right to appoint an observer reasonably acceptable to us to attend all meetings of our Board of Directors. This person will be reimbursed for expenses incurred in attending any meeting.

        Prior to this offering, there was no public securities market for our common stock and the price of our common stock may be volatile to a degree that might not occur in securities that are more widely held or more actively traded. The initial public offering price was negotiated by us and the underwriter. In determining the offering price, the underwriter considered, among other things, our business potential and earnings prospects and prevailing market conditions.

Plan of Distribution for Common Stock Issuable Upon Conversion of the Series a Preferred Stock

        No underwriting arrangements exist as of the date of this prospectus for the Series A Convertible Preferred Stockholders, which we refer to as the "Preferred Stockholders," to sell any common stock issued upon conversion of the Series A Preferred Stock. Upon being advised of any underwriting arrangements that may be entered into by a selling Preferred Stockholder after the date of this prospectus, we will prepare a supplement to this prospectus to disclose those arrangements.

        The Preferred Stockholders or their pledgees, donees, transferees or other successors in interest may, from time to time, sell all or a portion of their shares of common stock at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The Preferred Stockholders may offer our shares at various times in one or more of the following transactions:

  •
  on any national securities exchange, or other market on which our common stock may be listed at the time of sale, including the American Stock Exchange;

  •
  in the over-the-counter market;

  •
  through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  through purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

  •
  in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  through options, swaps or derivatives;

  •
  in privately negotiated transactions;

  •
  in transactions to cover short sales; and

  •
  through a combination of any such methods of sale.

        In addition, the Preferred Stockholders may also sell their shares that qualify for sale pursuant to Rule 144 under the Securities Act of 1933 under the requirements of such rule rather than pursuant to this prospectus.

        The Preferred Stockholders may sell our shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell our shares upon terms and conditions that will be described in the applicable prospectus supplement. In effecting sales, brokers and dealers engaged by the Preferred Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from a Preferred Stockholder or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser in amounts to be negotiated. Such compensation may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for us or a Preferred Stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealer may pay to or receive from the purchasers of such shares commissions as described above.

        The Preferred Stockholders and any broker-dealers or agents that participate with them in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

        From time to time the Preferred Stockholders may be engaged in short sales, short sales against the box, puts and calls and other hedging transactions in our securities, and may sell and deliver the shares in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institution. In addition, from time to time, a Preferred Stockholder may pledge its shares pursuant to the margin provisions of its customer agreements with its broker-dealer. Upon delivery of the shares or a default by a Preferred Stockholder, the broker-dealer or financial institution may offer and sell the pledged shares from time to time.

        Our officers, directors and 5% stockholders have agreed with our underwriter not to sell the shares of our common stock they will receive upon conversion of their Series A Preferred Stock for a period of 12 months from the closing of this offering without the prior written consent of our underwriter. Our officers, directors and 5% stockholders collectively hold 937,582 shares of our Series A Preferred Stock. Our employees have also agreed to the same restrictions on sale in connection with any shares issuable upon exercise of stock options.

        Preferred Stockholders who are not officers, directors or 5% stockholders of our company have agreed with our underwriter not to sell the shares of our common stock they will receive upon conversion of their Series A Preferred Stock for a period of 12 months from the closing of this offering. Such preferred stockholders may sell their common stock if the average closing price of our common stock exceeds $10.00 per share for a period of 15 consecutive trading days during the lock-up period, or with the prior written consent of our underwriter. The Preferred Stockholders who are not officers, directors or 5% stockholders collectively hold 6,662,418 shares of our Series A Preferred Stock.

Legal Matters

        Certain legal matters in conjunction with this offering will be passed upon for us by the Law Office of Gary A. Agron, Englewood, Colorado. The validity of the securities offered hereby will be passed on for us by Gowling Lefleur Henderson LLP, Calgary, Canada. Certain legal matters in connection with this offering will be passed upon for the underwriter by Brownstein, Hyatt & Farber, P.C., Denver, Colorado. Gary A. Agron's son, Adam J. Agron, is an associate at Brownstein, Hyatt & Farber, P.C. None of these parties have any registered or beneficial interest in our securities.

Experts

        Ernst & Young LLP, Chartered Accountants, of Calgary, Alberta are our auditors and have audited our financial statements for the period from inception on September 3, 2003 to December 31, 2003, as set forth in their report, which is included in this prospectus. These financial statements are included in this prospectus in reliance on their report, given on their authority as experts in accounting and auditing.

Additional Information

        We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Securities Act of 1933, as amended, covering the common stock offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all of the information contained in the Registration Statement and the exhibits. For further information with respect to our company and our securities, reference is made to the Registration Statement and the exhibits, which may be examined without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 5th Street N.W., Washington, D.C. 20549, copies of which may be obtained from the Commission upon payment of the prescribed fees.

        We intend to provide our stockholders with annual reports containing consolidated financial statements audited by an independent chartered accounting firm and will make available to stockholders quarterly reports containing unaudited consolidated financial data for the first three quarters of each year. All our financial reports and financial statements are prepared in accordance with accounting principles generally accepted in the United States. As a result of this offering we will become subject to the information and reporting requirements of the Securities and Exchange Act of 1934 and will file periodic reports, proxy statements and other information with the SEC. However, we will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal stockholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Under the Exchange Act, we are not required to publish financial statements as frequently or as promptly as U.S. companies. Such reports, proxy statements and other information filed with the SEC may be inspected at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 5th Street N.W., Washington, D.C. 20549. Copies of these materials may be obtained at prescribed rates from the Commission at that address. The reports, proxy statements and other information can also be inspected on the Commission's Web site at www.sec.gov.

        If you are a stockholder, you may request a copy of these filings at no cost by contacting us at:

JED Oil Inc.
Suite 2600, 500 - 4th Avenue S.W.
Calgary, Alberta, Canada
T2P 2V6
(403) 537-3250
(403) 294-1197 (fax)

Financial Statements

JED Oil Inc.
(a development stage enterprise)
December 31, 2003
(In United States Dollars)

REPORT OF INDEPENDENT AUDITORS

To the Directors of
 JED Oil Inc.

        We have audited the accompanying balance sheet of JED Oil Inc. (a development stage enterprise) as of December 31, 2003 and the related statements of operations, comprehensive income, changes in stockholders' equity and cash flows for the period from inception on September 3, 2003 to December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2003 and the results of their operations and their cash flows for the period from the date of incorporation on September 3, 2003 to December 31, 2003 in conformity with accounting principles generally accepted in the United States.

Ernst & Young LLP
Chartered Accountants
Calgary, Canada
February 3, 2004 (except for note 9(d)
    which is as of March 24, 2004)

 JED Oil Inc.
A Development Stage Enterprise

BALANCE SHEET

(In United States Dollars)

As at December 31,

2003
$
ASSETS
Current
Cash	16,088,631
Accrued interest receivable [note 3]	40,805
Prepaid expenses	170,351
Loan receivable [note 3]	4,627,844
Deferred financing costs	1,393

20,929,024

LIABILITIES AND STOCKHOLDERS' EQUITY
Current
Accounts payable	30,300
Due to related party [note 8]	33,876

64,176
Stockholders' equity
Share capital [note 5]
Common stock—no par value; unlimited authorized; no shares issued and outstanding at December 31, 2003
Series A convertible preferred stock—$2.75 par value; 8,000,000 shares authorized; 7,600,000 shares issued and outstanding at December 31, 2003	20,876,469
Deficit accumulated during the development stage	(359,604)
Accumulated other comprehensive income	347,983

20,864,848

20,929,024

The accompanying notes are an integral part of these financial statements.

JED Oil Inc.
A Development Stage Enterprise

STATEMENT OF OPERATIONS

(In United States Dollars)

For the period from inception on September 3, 2003 to December 31, 2003
$
Revenue
Interest	49,485

49,485

Expenses
General and administrative	67,416
Consulting fees to a related party [note 8]	31,920
Foreign exchange loss	309,753

409,089

Net loss for the period [note 4]	(359,604)

Net loss for the period per share, basic and diluted [note 10]	—

The accompanying notes are an integral part of these financial statements.

 JED Oil Inc.
A Development Stage Enterprise

STATEMENT OF CASH FLOWS

(In United States Dollars)

For the period from inception on September 3, 2003 to December 31, 2003 $
OPERATIONS
Net loss for the period	(359,604)
Adjustments to reconcile net loss to cash flows from operating activities:
Foreign exchange loss	309,753
Other changes:
Increase in accrued interest receivable	(40,805)
Increase in prepaid expenses	(170,351)
Increase in accounts payable	30,300
Increase in due to related party	33,876

Cash used in operations	(196,831)

FINANCING
Issue of preferred shares, net of related costs	20,876,469
Deferred financing costs	(1,393)

Cash provided by financing activities	20,875,076

INVESTING
Increase in loan receivable	(4,582,951)

Cash used for investing activities	(4,582,951)

Effect of foreign exchange on cash balances	(6,663)

Increase in cash, and cash at end of period	16,088,631

Cash interest received	14,229

The accompanying notes are an integral part of these financial statements.

 JED Oil Inc.
A Development Stage Enterprise

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

(In United States Dollars)

	For the period from inception on September 3, 2003 to December 31, 2003
	Shares	Amount $
Series A convertible preferred stock, $2.75 par value:
Balance at beginning of period	—	—
Issuance of preferred stock, net of issue costs	7,600,000	20,876,469

Balance at end of period	7,600,000	20,876,469

Deficit accumulated during the development stage:
Balance at beginning of period		—
Net loss for the period		(359,604)

Balance at end of period		(359,604)

Accumulated other comprehensive income:
Balance at beginning of period		—
Foreign exchange translation adjustment		347,983

Balance at end of period		347,983

Total stockholders' equity	7,600,000	20,864,848

The accompanying notes are an integral part of these financial statements.

 JED Oil Inc.
A Development Stage Enterprise

STATEMENT OF COMPREHENSIVE INCOME

(In United States Dollars)

For the period from inception on September 3, 2003 to December 31, 2003 $
Net loss for the period	(359,604)
Other comprehensive income:
Foreign exchange translation adjustment	347,983

Comprehensive income (loss) for the period	(11,621)

Comprehensive income (loss) for the period per share, basic and diluted [note 10]	—

The accompanying notes are an integral part of these financial statements.

 JED Oil Inc.
A Development Stage Enterprise

NOTES TO FINANCIAL STATEMENTS

(In United States Dollars)

December 31, 2003

1.     INCORPORATION AND NATURE OF OPERATIONS

        JED Oil Inc. (the "Corporation") was incorporated with nominal share capital under the laws of the Province of Alberta on September 3, 2003. The Corporation subsequently filed Articles of Amendment on October 20, 2003 amending its share capital by the designation of Series A Preferred Shares (issuable in series). The Corporation was incorporated with the intent to develop and operate oil and natural gas properties primarily in western Canada. The Corporation is in the development stage and its efforts are currently focused on raising capital, executing a joint venture agreement (see note 9(c)), and commencing the development of an oil and natural gas property with others. Commercial operations are expected to commencein early 2004.

2.     SIGNIFICANT ACCOUNTING POLICIES

        These financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States.

        The preparation of financial statements in conformity with generally accepted accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

(a)   Income taxes

        The Corporation accounts for income taxes using the liability method, whereby deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities measured using enacted income tax rates and laws that are in effect when the differences are expected to reverse. Income tax expense for the period is the tax payable for the period and any change during the period in deferred tax assets and liabilities. A valuation allowance is provided to the extent that it is not more likely than not that deferred tax assets will be realized.

(b)   Foreign currency translation

        As the majority of the Corporation's operating activities are in Canada, the Corporation uses the Canadian dollar as its functional currency. The Corporation's operations are translated into United States dollars in accordance with Statement of Financial Accounting Standards No. 52, Foreign Currency Translation, using the current rate method. Under this method, all assets and liabilities are translated at the period-end rate of exchange and all revenue and expense items are translated at the average rate of exchange for the period. Exchange differences arising on translation are classified as a separate component of stockholders' equity.

        Monetary assets and liabilities denominated in a currency other than the Corporation's functional currency are translated at the exchange rates in effect at the balance sheet date. Non-monetary assets and liabilities denominated in a currency other than the Corporation's functional currency are translated at historical exchange rates. Revenues and expenses are translated at average rates for the period. Exchange gains or losses are reflected in the Statement of Operations for the period.

(c)   Loan Receivable

        The Corporation's loan receivable is recorded at the lower of cost and fair market value determined using industry data at the period end. Interest from this receivable is recognized on a monthly basis as earned.

(d)   Comprehensive Income

        The Corporation has adopted SFAS No. 130 "Reporting Comprehensive Income" which establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income includes net income (loss) and other comprehensive income (loss), which includes, but is not limited to, foreign currency translation adjustments.

3.     LOAN RECEIVABLE

        On October 29, 2003, the Corporation entered into an arm's length Loan Agreement with an unrelated junior oil and gas company (the "Borrower"), whereby the Corporation loaned the Borrower a total of $4,627,844 (Cdn $6,000,000) for drilling operations. The terms of the Agreement call for interest calculated at the Alberta Treasury Branches' prime lending rate plus 1% compounded monthly, and a floating charge debenture on the assets of the Borrower has been provided as security. The loan was due and payable on March 1, 2004. Subsequent to year-end the Corporation requested a repayment in full of the loan receivable. As an incentive, the Corporation reduced the lending rate to be paid by the Borrower to the effective Alberta Treasury Branches prime lending rate. On January 28, 2004, the Corporation received from the Borrower the full principal amount as well as the accrued interest for the term. The effective interest rate for the period ended December 31, 2003 was 4.50%.

4.     INCOME TAXES

        The Corporation provides deferred income taxes for differences between the tax reporting bases and the financial reporting bases of assets and liabilities. The Corporation follows the accounting procedures established by SFAS No. 109, "Accounting for Income Taxes." The Corporation did not pay any Federal or Provincial income taxes in the period ended December 31, 2003.

        The provision for income taxes recorded in the financial statements differs from the amount which would be obtained by applying the statutory income tax rate to the loss before tax as follows:

2003 $
Loss for the period	(359,604)
Statutory Canadian corporate tax rate	40.62%
Anticipated tax recovery	(146,071)
Lower effective future tax rate	21,576

Anticipated tax recovery	(124,495)
Deferred tax asset valuation allowance	124,495

Income tax benefit	—

        The components of the Corporation's deferred income tax assets and liabilities are as follows:

2003 $
Deferred tax assets (liabilities)
Non-capital loss carryforwards	20,250
Unrealized foreign exchange losses	125,821
Share issue costs	9,630

Total future tax assets	155,701
Valuation allowance	(155,701)

Net future tax assets	—

        The Corporation provides a valuation allowance for the amount of deferred tax assets except where it is more likely than not that the asset will be realized.

        The Corporation has non-capital losses for income tax purposes of approximately $49,851 which are available for application against future taxable income and which expire in the year 2010. The potential benefits resulting from these non-capital losses have not been recorded in the financial statements.

5.     SHARE CAPITAL

Authorized

        The Corporation has authorized an unlimited number of common voting shares and an unlimited number of preferred shares, issuable in series. The Corporation has authorized the first series of preferred shares as Series A Preferred Shares which is comprised of 8,000,000 voting, convertible preferred shares which carry no dividends and which may be converted into an equal number of common shares during the ten-day period commencing on the date of the Corporation's registration statement.

Issued and outstanding

	Number of shares	$
Series A Convertible Preferred Shares
Balance, beginning of period	—	—
Issued for cash pursuant to a private placement	7,600,000	20,900,000
Share issue costs	—	(23,531)

Share capital as at December 31, 2003	7,600,000	20,876,469

        In the event the Corporation completes its initial public offering, outstanding common shares are subject to two lock-up agreements. Under the first, officers, directors and 5% stockholders have agreed not to sell the shares of the Corporation's common stock they will receive upon conversion of their Series A Preferred Stock for a period of 12 months from the closing of the initial public offering without the prior written consent from the Corporation's underwriters. Currently, officers, directors and 5% stockholders collectively hold 937,582 shares of the Series A Preferred Stock.

        In addition, the Preferred Stockholders who are not officers, directors or 5% stockholders of the Corporation have agreed not to sell the shares of the Corporation's common stock they will receive upon conversion of their Series A Preferred Stock for a period of 12 months from the closing of the initial public offering. However, in the event the average closing price of the Corporation's common stock exceeds $10.00 per share for a period of 15 consecutive trading days during the lock-up period, such Preferred Stockholders may sell their common stock with the prior written consent of the Corporation's underwriter. The Preferred Stockholders who are not officers, directors or 5% stockholders collectively hold 6,662,418 shares of the Series A Preferred Stock.

6.     GUARANTEES

        The Corporation has entered into indemnification agreements with all of its directors and officers which provides for the indemnification and advancement of expenses by the Corporation. There is no pending litigation or proceeding involving any director or officer of the Corporation for which indemnification is being sought, nor is the Corporation aware of any threatened litigation that may result in claims for indemnification. Accordingly, no provision has been made in these financial statements under the terms of the indemnification agreements.

7.     FINANCIAL INSTRUMENTS

        Fair Value    The estimated fair values of financial instruments are based on the relevant market prices and information available at the time. The carrying values of cash, accrued interest receivable, loan receivable, and accounts payable approximate their fair values due to the relatively short periods to maturity of these instruments. In management's opinion, the Corporation is not exposed to significant interest or credit risk arising from these financial instruments.

        Concentration of Credit Risk and Loan Receivable    Financial instruments that potentially subject the Corporation to a concentration of credit risk consist principally of cash and loan receivable. The Corporation places its cash with high credit quality financial institutions and its loan receivable is with another energy company that management believes has a high credit rating. Credit losses consistently have been within management's expectations.

8.     RELATED PARTY TRANSACTIONS

        Due to related party at December 31, 2003 includes $20,819 due to Enterra Energy Trust ("Enterra") for reimbursement of expenses incurred by Enterra on behalf of the Corporation. Many of the Corporation's officers, directors and employees were previously officers, directors or employees of Enterra and one of the Corporation's directors is also a director of Enterra.

        At December 31, 2003, due to related party includes $13,067 due to a company owned by one of the Corporation's officers and directors for consulting services provided during the current period. Fees for these services were based on standard industry rates.

        During the period, the Corporation paid $31,920 to an individual for consulting services related to various financial and accounting matters. The individual has agreed to serve as a director of the Corporation commencing upon the effectiveness of its registration statements in February 2004.

9.     SUBSEQUENT EVENTS

        a)    A stock option plan was adopted by the Corporation on January 16, 2004 and is subject to shareholder approval in February, 2004. The plan authorizes a total of 10% of the number of shares outstanding for issuance under the plan. Assuming the completion of the Corporation's initial public offering, together with the conversion of all the 7,600,000 Series A convertible preferred shares outstanding, a total of 927,500 common shares will be authorized for grant, of which 632,500 have been granted under the plan to officers, directors, employees and consultants subject to shareholder approval. All outstanding options will be exercisable at a price per share equal to the public offering price and will vest over the course of three years.

        b)    On January 16, 2004, the Corporation adopted a stock saving plan which is subject to shareholder approval in February, 2004. The plan allows for eligible employees through regular payroll deductions to acquire the common shares of the Corporation to be listed on the American Stock Exchange at their fair value at the date of acquisition. The plan authorizes eligible employees to contribute from a minimum 0% to a maximum of 7% of their regular salary and the Corporation will, on a bi-weekly basis, contribute funds equal to 100% of the employee's contribution for the pay period in question.

        c)     On January 1, 2004, the Corporation entered into a farm-in/joint venture agreement with Enterra, whereby Enterra and the Corporation agreed to participate with each other in the acquisition and development of certain oil and gas properties located in Alberta, Canada. Under the terms of the agreement, the Corporation agreed to make a pre-payment to Enterra of Cdn$17,000,000 (US$13,112,225) as capital to jointly explore and evaluate potential prospects. In return, the Corporation will receive a 70% interest in any increase in production and reserves from the potential prospects arising as a result of the exploration and development program.

        d)    In March, 2004 the Corporation filed an initial public offering registration statement of 1,675,000 shares of common stock for a price of $5.50 per share and net proceeds of $8,475,000. As part of the registration statement and related prospectus, holders of the 7,600,000 Series A Convertible Preferred Shares may elect to convert their shares into 7,600,000 shares of common stock during the 10 day period following the date of the final prospectus.

        As part of its initial public offering the Corporation will issue to its underwriters, 167,500 warrants for nominal consideration. These warrants will be exercisable for a four-year period commencing on the first anniversary of the closing date of the initial public offering at an exercise price of $6.60 per share. The warrants will be restricted from sale, transfer, assignment of hypothecation for a period of one year from the closing date of the offering.

10.   LOSS PER SHARE

        The Company accounts for loss per share ("EPS") in accordance with SFAS No. 128, "Earnings per Share." Under SFAS No. 128, basic EPS is computed by dividing net loss attributable to common shareholders by the weighted average common shares outstanding without including any potentially dilutive securities. Diluted EPS is computed by dividing net loss by the weighted average common shares outstanding plus, when their effect is dilutive, common stock equivalents. For purposes of these financial statements, basic and diluted loss per share has been calculated based on the assumption that all the outstanding Series A convertible preferred shares are converted to common shares. However, as none of the terms of the lock-up agreements described in note 5 have been met at December 31, 2003, all of the Series A convertible preferred shares have been excluded from the calculation of loss per share. The net loss per share computation to reconcile basic and diluted net loss for the period ended December 31, 2003 is as follows:

2003 $
Net loss attributable to preferred shares	(359,604)
Basic weighted average shares outstanding	—

Net loss per share
Basic and diluted	—

11.   RECENT PRONOUNCEMENTS

        In June 2001, the FASB issued Statement No. 143, "Accounting for Asset Retirement Obligations". This standard requires liability recognition for retirement obligations associated with our property, plant and equipment. These obligations are initially measured at fair value, which is the discounted future value of the liability. This fair value is capitalized as part of the cost of the related asset and amortized to expenses over its useful life. The liability accretes over the estimated life of the liability until the retirement obligation is settled. The Corporation adopted this standard in 2003. This standard has no material impact on the Corporation at this time and its effect on future periods is currently not determinable.

        In January 2003, the FASB issued Statement No. 148 "Accounting for Stock-Based Compensation Transition and Disclosure, an Amendment of FASB Statement No. 123." This standard provides alternative methods of transition for a voluntary change to the fair-value based method of accounting for stock-based employee compensation. In addition, this standard amends disclosure requirements to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Corporation intends to elect to follow Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," in accounting for its employee stock options at such time as its Stock Option Plan is approved by the shareholders and to adopt, SFAS No. 123, "Accounting for Stock-Based Compensation," as amended. This standard has no material impact on the Corporation at this time and its effect on future periods is currently not determinable.

        In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51 ("FIN 46"). FIN 46 requires the consolidation of entities in which an enterprise absorbs a majority of the entity's expected losses, receives a majority of the entity's expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. Currently, entities are generally consolidated by an enterprise when it has a controlling financial interest through ownership of a majority of voting interest in the entity. The Corporation expects FIN 46 to have no impact on its financial position or results of operations.

        On April 30, 2003, the FASB issued Statement of Financial Accounting Standards No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities ("SFAS 149"). SFAS 149 is intended to result in more consistent reporting of contracts as either freestanding derivative instruments subject to SFAS 133 in its entirety, or as hybrid instruments with debt host contracts and embedded derivative features. SFAS 149 is effective for contracts entered into or modified after June 30, 2003, and hedging relationships designated after June 30, 2003. The Corporation does not expect the adoption of SFAS 149 to have a material impact on its financial position or results of operations.

        On May 15, 2003, the FASB issued Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity ("SFAS 150"). SFAS 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. SFAS 150 must be applied immediately to instruments entered into or modified after May 31, 2003, and to all other instruments that exist as of the beginning of the first interim financial reporting period beginning after June 15, 2003. Early adoption of SFAS 150 is not permitted. The Corporation does not expect the adoption of SFAS 150 to have a material impact on its financial position or results of operations.

JED Oil Inc.

1,675,000
Shares of Common Stock

PROSPECTUS

Gilford Securities Incorporated
March     , 2004

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated March 24, 2004

PROSPECTUS

JED Oil Inc.
7,600,000 Shares of Common Stock

        The security holders named in this prospectus may sell for their accounts up to 7,600,000 shares of our common stock.

        We will not receive any proceeds from the sale of these securities.

        We have applied to list our common stock for quotation on the American Stock Exchange under the proposed symbol "JDO."

        Investing in these securities involves a high degree of risk and immediate and substantial dilution. See "Risk Factors" beginning on page 6.

        Neither the Securities and Exchange Commission nor any states securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March     , 2004

Prospectus Summary

        This summary highlights key aspects of the information contained elsewhere in this prospectus. You should read this entire prospectus carefully, including the financial statements and the notes to the financial statements included elsewhere in this prospectus. Unless otherwise indicated, the information contained in this prospectus assumes that the underwriter does not exercise its overallotment option and further assumes that all 7,600,000 outstanding shares of our Series A Convertible Preferred Stock are converted into an equal number of shares of common stock on the effective date of the offering pursuant to the conversion provisions of the Series A Convertible Preferred Stock.

JED Oil Inc.

General

        We were formed as an Alberta, Canada corporation in September, 2003. We are an oil and natural gas company that has recently commenced operations and plans to develop and operate oil and natural gas properties principally in western Canada. We do not anticipate direct property acquisitions but rather intend to develop the oil and natural gas properties of others under farm-in arrangements in which we will finance the cost of development drilling in exchange for interests in the oil or natural gas revenue generated by the properties, generally ranging from a 50% to a 75% net interest.

        Commercial operations commenced in January 2004 with the execution of a farm-in/joint venture agreement with Enterra Energy Corp., a wholly owned subsidiary of Enterra Energy Trust which we refer to collectively as Enterra. Enterra is considered an affiliate because our Chairman, Reginald J. Greenslade, is also the Chairman of Enterra. Most of our officers and employees were previously employed by Enterra and are familiar with its management and operating philosophies. We anticipate that a majority of our development activities for the near future will be through farm-in or other arrangements with Enterra. We have no contractual or other restrictions with Enterra that prevents us from developing oil and natural gas projects with others.

        Our executive offices are located at Suite 2600, 500 - 4th Avenue S.W. Calgary, Alberta, Canada, T2P 2V6 and our telephone number is (403) 537-3250. Our website address is www.jedoil.com and is currently under construction. Information contained on our website does not constitute a part of this prospectus.

The Offering

Securities outstanding prior to this offering	7,600,000 shares of Series A Convertible Preferred Stock.(1)
Common stock offered	7,600,000 shares of common stock underlying the Series A Convertible Preferred Stock covered hereby and 1,500,000 shares offered pursuant to a separate prospectus directly by us.(1)
Common stock to be outstanding after the offering	9,275,000 shares.(2)
Use of proceeds	We will not receive any proceeds from the sale of the 7,600,000 shares of common stock offered by our selling stockholders.
Risk factors	Please read "Risk Factors" for a discussion of factors you should consider before investing in our common stock.
Proposed American Stock Exchange symbol	"JDO"

(1)
Holders of our 7,600,000 shares of Series A Convertible Preferred Stock may elect to convert their shares into 7,600,000 shares of common stock during the 10 day period following the date of this prospectus. Issuance of the common stock upon such conversion is being registered by this prospectus. All of these shares of common stock are subject to 12 month lock-up agreements with the underwriter. We will not receive any proceeds from the issuance of the common stock upon conversion.

(2)
Amount assumes that all Series A Convertible Preferred Stock converts to common stock and does not include the following:

  •
  632,500 shares of common stock issuable upon exercise of outstanding employee stock options;

  •
  225,000 shares of common stock issuable on exercise of the underwriter's overallotment option; and

  •
  exercise of the underwriter's common stock purchase warrants to purchase up to 167,500 shares of common stock at an exercise price equal to 120% of the offering price.

Sale of Securities Described in this Prospectus

        The sale of the securities described in this prospectus may be made from time-to-time in transactions, which may include block transactions by or for the account of the holders, in the over-the-counter market or in negotiated transactions through a combination of these methods of sale or otherwise. Sales may be made at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

        A post-effective amendment to the Registration Statement that includes this prospectus must be filed and declared effective by the Securities and Exchange Commission before a holder may:

  •
  sell any securities described in this prospectus according to the terms of this prospectus either at a fixed price or a negotiated price, either of which is not at the prevailing market price;

  •
  sell securities described in this prospectus in a block transaction to a purchaser who resells;

  •
  pay compensation to a broker-dealer that is other than the usual and customary discounts, concessions or commissions; or

  •
  make any arrangements, either individually or in the aggregate, that would constitute a distribution of the securities described in this prospectus.

        Information contained in this prospectus, except for the cover page and the information under the headings "Selling Security Holders" and "Plan of Distribution for Common Stock Issuable Upon Conversion of the Series A Convertible Preferred Stock" is a part of a separate prospectus relating to a concurrent underwritten initial public offering by us. This prospectus contains information, including information relating to the concurrent underwritten offering, which may not be pertinent to the sale of the securities offered in this prospectus by the named holders.

        Our officers, directors and 5% stockholders have agreed with our underwriter not to sell the shares of our common stock they will receive upon conversion of their Series A Convertible Preferred Stock for a period of 12 months from the closing of this offering without the prior written consent of the underwriter of our initial public offering. Our officers, directors and 5% stockholders collectively hold 937,582 shares of our Series A Convertible Preferred Stock.

        Preferred stockholders who are not officers, directors or 5% stockholders of our company have agreed with our underwriter not to sell the shares of our common stock they will receive upon conversion of their Series A Convertible Preferred Stock for a period of 12 months from the closing of this offering. Such preferred stockholders may sell their common stock if the average closing price of our common stock exceeds $10.00 per share for a period of 15 consecutive trading days during the lock-up period, or with the prior written consent of our underwriter. The preferred stockholders who are not officers, directors or 5% stockholders collectively hold 6,662,418 shares of our Series A Convertible Preferred Stock.

        Sales of these securities may depress the price of the common stock in any market that may develop.

Selling Security Holders

        This prospectus relates to the sale of 7,600,000 shares of our common stock upon conversion of the Series A Convertible Preferred Stock by the security holders named below. We will not receive any of the proceeds of the sale of the securities by the selling security holders.

        The following tables set forth information regarding the shares of common stock owned beneficially as of March 22, 2004 by each selling security holder and assumes the conversion of all 7,600,000 shares of Series A Convertible Preferred Stock into common stock. The selling security holders are not required, and may choose not, to sell any of their shares of common stock.

        Our officers, directors and 5% stockholders have agreed with our underwriter not to sell the shares of our common stock they will receive upon conversion of their Series A Convertible Preferred Stock for a period of 12 months from the closing of this offering without the prior written consent of our underwriter. Preferred stockholders who are not officers, directors or 5% stockholders of our company have agreed with our underwriter not to sell the shares of our common stock they will receive upon conversion of their Series A Convertible Preferred Stock for a period of 12 months from the closing of this offering. Such preferred stockholders may sell their common stock if the average closing price of our common stock exceeds $10.00 per share for a period of 15 consecutive trading days during the lock-up period, or with the prior written consent of our underwriter.

        None of the selling security holders is an officer, director or other affiliate except as indicated below.

Name of selling security holder	Shares owned prior to offering	Shares being offered	Shares owned after offering(1)	Percentage owned after offering(1)
1076796 ONTARIO INC	20,000	20,000	—	—
1076797 ONTARIO INC	6,250	6,250	—	—
264646 ALBERTA LTD	26,500	26,500	—	—
A H INVESTMENTS	10,000	10,000	—	—
HUDSON KEITH ACKERMAN & LYNN K ACKERMAN JT TEN	2,120	2,120	—	—
HARRY S ACOSTA & MARIANNA ACOSTA JT TEN	9,090	9,090	—	—
R KENDALL ALLEN	125,000	125,000	—	—
EUGENE R ANDERSON & DIANE ANDERSON JT TEN	1,000	1,000	—	—
DEBRA ARMSTRONG	13,100	13,100	—	—
ARNMART INVESTMENTS LIMITED	77,000	77,000	—	—
ALVIN ARSENEAULT	2,600	2,600	—	—
DELAWARE CHARTER ITF AMY ATKINSON IRA	3,500	3,500	—	—
DELAWARE CHARTER ITF NEIL ATKINSON IRA	3,500	3,500	—	—
ROGER BAKER	53,500	53,500	—	—
ROSALINE BAKER	6,500	6,500	—	—
NATIONAL BANK FINANCIAL ITF RICK BASTURA A/C #115T32C	2,380	2,380	—	—
INGRID I BECKER	1,000	1,000	—	—
ROSEALEE BERLIN	5,000	5,000	—	—
SEYMOUR BERLIN	5,000	5,000	—	—
GUS BLASS II	10,000	10,000	—	—
IAN D BOCK	26,500	26,500	—	—
RALPH L BRADEN	30,000	30,000	—	—
FREDRICK BROWN	3,500	3,500	—	—
LLOYD J BROWNLEE	1,000	1,000	—	—
MELANIE L BROWN	20,000	20,000	—	—
JACKY BRYK	2,600	2,600	—	—
LOUIS P BUCK	10,000	10,000	—	—
ROBERT G CHAPMAN	4,000	4,000	—	—
BRIAN T COLP	2,600	2,600	—	—
CORSAIR CAPITAL PARTNERS LP	90,909	90,909	—	—
LAWRENCE DAVIDSON	7,625	7,625	—	—
ANGIE DE JESUS	5,200	5,200	—	—
DEARNLEY BROTHERS FUND 2	26,700	26,700	—	—
RICHARD M DEARNLEY	53,300	53,300	—	—
KEVAN J DEL GRANDE	21,645	21,645	—	—
JOHN DIEPERSLOOT	4,750	4,750	—	—
JAMES DINNING(2)	10,000	10,000	—	—
R LAURIE DIRKS(2)	10,000	10,000	—	—
THOMAS N DIRKS(2)	21,400	21,400	—	—
DISOSWAY INC	100,000	100,000	—	—

WILLIAM R DUNBAR & CHARLENE DUNBAR	65,000	65,000	—	—
DOLORES M DURSO	10,000	10,000	—	—
LAURALEE EDGELL & PHIL EDGELL	2,100	2,100	—	—
HORST H ENGEL & JOSEPHINE M ENGEL	10,910	10,910	—	—
HEATHER M EVANS	4,750	4,750	—	—
F B MELLUM LTD	8,250	8,250	—	—
BILL FIFE	9,290	9,290	—	—
FLEET SECURITIES, INC—CARL HECK	5,000	5,000	—	—
ELAINE FOO	4,000	4,000	—	—
THOMAS A FORTI	14,465	14,465	—	—
NORMAN FRIESEN	5,200	5,200	—	—
DICK FROESE	5,200	5,200	—	—
KELLY FULLER	800	800	—	—
ERIC S FUNK	30,000	30,000	—	—
JON FUNK	40,000	40,000	—	—
SHERRY I FUNK	50,000	50,000	—	—
STEVE GARLAND	1,500	1,500	—	—
RANDALL M GATES(2)	18,182	18,182	—	—
LUDWIG GIERSTORFER(2)	18,000	18,000	—	—
DEAN GIESBRECHT	2,800	2,800	—	—
SANJIB GILL	1,725	1,725	—	—
BARRY J GOLDSTEIN	50,000	50,000	—	—
KENDRA GOLDSTEIN	5,750	5,750	—	—
ROBERT GOLDSTEIN	11,250	11,250	—	—
THOREY J GOLDSTEIN	5,750	5,750	—	—
DENNIS J L GORDICA	3,500	3,500	—	—
SARA GORDICA & DANIEL GORDICA	3,500	3,500	—	—
FRANK MASON TTE, MASON FAMILY TRUST	239,410	239,410	—	—
JOSEPH V GORMAN & MARGIE ANNE GORMAN JTTEN	9,091	9,091	—	—
DEBBIE GRAMAGLIA	2,600	2,600	—	—
ANNETTE GREEN	14,545	14,545	—	—
RICHARD GREEN & CHRISTINE F GREEN JT TEN	4,000	4,000	—	—
JAMES GREENSLADE	33,155	33,155	—	—
SANDIE GREENSLADE	2,690	2,690	—	—
AARON GRUNFELD	40,000	40,000	—	—
STAN HALENAR	25,000	25,000	—	—
LOUIS M HANSEN & EVELYN ALVINA GRACE HANSEN	1,575	1,575	—	—
MARILEE HARTLEY	26,000	26,000	—	—
ANN MARIE HATT	3,650	3,650	—	—
CHRISTINA HEIKOOP	400	400	—	—
FRED P HELLER TTEE HELLER 2002 TRUST(2)	381,000	381,000	—	—
CLARENCE HERMAN	18,182	18,182	—	—
ADRIAN HERNANDEZ	4,750	4,750	—	—
RITA G HIGHFIELD	3,000	3,000	—	—

GEORGE HILL	1,325	1,325	—	—
BOBBY HINSON & ANNIE S HINSON JT TEN	10,000	10,000	—	—
MAUREEN E HORNAK	275	275	—	—
LILLIAN E HUNT	1,325	1,325	—	—
SUSAN J HYNICK & ROBERT A HYNICK JT TEN	7,200	7,200	—	—
MIKE JACKSON	4,750	4,750	—	—
CARMEN JACOBSEN(2)	5,200	5,200	—	—
GLENNA JACOBSEN	20,800	20,800	—	—
ROBERT JACOBSEN	19,500	19,500	—	—
TRENT JACOBSEN	5,200	5,200	—	—
SUSANNA JELLINEK	364	364	—	—
KEVIN JENKINS	4,750	4,750	—	—
JOHN P. MCGRAIN	344,348	344,348	—	—
JN TURTLE TRUST FBO OF DD JOHNSON JR & JJ EDDY	10,000	10,000	—	—
DUDLEY D JOHNSON	15,000	15,000	—	—
ALBERT JOHNSTON	25,500	25,500	—	—
MARCIA L JOHNSTON	2,500	2,500	—	—
DAVID L JORDON	109,000	109,000	—	—
HALEY JORDON	12,000	12,000	—	—
JENNIFER JORDON	12,000	12,000	—	—
SHELBY JORDON	12,000	12,000	—	—
ARTHUR KASSOFF & ELLIE KASSOFF	1,000	1,000	—	—
LINETTE KELLY	1,300	1,300	—	—
KIRBY ENTERPRISE FUND, LLC	361,348	361,348	—	—
CHARLES KIRBY CUST FOR CHAD K KIRBY	1,000	1,000	—	—
CHARLES KIRBY CUST FOR CHARLES B KIRBY	1,000	1,000	—	—
CHARLES KIRBY & LISA KIRBY JT TEN	20,000	20,000	—	—
FISERV SECURITIES INC FBO CHARLES KIRBY IRA	9,400	9,400	—	—
HEATHER EVANS A/C/F ELIZABETH KIRBY UTMA/CO	2,375	2,375	—	—
GERALD KIRBY & HEATHER EVANS	1,000	1,000	—	—
CHARLES KIRBY CUST FOR KELSEY W KIRBY	1,000	1,000	—	—
HEATHER EVANS A/C/F MATTHEW KIRBY UTMA/CO	2,375	2,375	—	—
MICHAEL KIRBY & CYNTHIA KIRBY	1,000	1,000	—	—
GAYLE KOPP	1,325	1,325	—	—
JOE KOVARIK	4,750	4,750	—	—
JAY R KUHNE & JOAN KUHNE JT TEN	299,000	299,000	—	—
MCCALL KUHNE	2,000	2,000	—	—
HERBERT L LANZET & DEEDEE S LANZET JT TEN	10,000	10,000	—	—
LINDA LATMAN & JOSEPH LATMAN JT TEN	3,750	3,750	—	—

BRIAN LAVERGNE	21,200	21,200	—	—
MYRON A LEON	4,750	4,750	—	—
RONALD E LEWIS	3,000	3,000	—	—
LIMA CAPITAL INC	8,000	8,000	—	—
PATRICIA J LINDQUIST	4,750	4,750	—	—
LEE R LITTLE	6,900	6,900	—	—
LES LITTLE	39,800	39,800	—	—
NEIL LITTLE	9,925	9,925	—	—
SHERI LITTLE	1,975	1,975	—	—
SHARON LEE JULIETTE LOCKHART	36,364	36,364	—	—
CHRIS LOWE	18,000	18,000	—	—
SANDRA LUNA	650	650	—	—
GLENDA MACQUARRIE & WAYNE MACQUARRIE	12,500	12,500	—	—
VINCENT MANNGARD & ERIC MANNGARD JT TEN	109,091	109,091	—	—
MAXWELL A SHUSTER FAMILY TRUST	103,636	103,636	—	—
MCKENNA G MAYFIELD	1,600	1,600	—	—
HILLARY RIDLAND CUST FOR MCKENNA MAYFIELD	6,727	6,727	—	—
PETE MCCANN	2,600	2,600	—	—
JOHN P MCGRAIN & LINDA G SEXTON JT TEN	4,276	4,276	—	—
NANCY MCGRAIN	60,852	60,852	—	—
RICHARD F MCHARDY	60,000	60,000	—	—
PENNY L MCKESSON & DOUGLAS W MCKESSON JT TEN	36,364	36,364	—	—
SHARON MCMULLEN	5,200	5,200	—	—
STACEY MERCER	10,000	10,000	—	—
SHAWN MILLIGAN	5,300	5,300	—	—
JIM MITCHELL	2,000	2,000	—	—
DARYL MONDAY & STACY MONDAY	3,636	3,636	—	—
PHILIP MORGAN	1,325	1,325	—	—
DAVID W MORK	4,750	4,750	—	—
KEVIN MORROW	2,600	2,600	—	—
ELIZABETH MOZER	12,500	12,500	—	—
RICHARD MOZER	6,250	6,250	—	—
DAVID MUCKENHIRN	125,000	125,000	—	—
NOE MUNOZ	2,000	2,000	—	—
DANIEL E MURPHY	75,000	75,000	—	—
WILLIAM C MURPHY	18,182	18,182	—	—
GERRY MURT & CINDY MURT	4,000	4,000	—	—
KAREN NAUGHTON	1,000	1,000	—	—
ROBERT NICKOLSON	13,500	13,500	—	—
BRIDGET O'BRIEN	3,300	3,300	—	—
COLLEEN M O'BRIEN	9,625	9,625	—	—
BRIAN R OHLHEISER	8,000	8,000	—	—
DEBORAH A OHLSON-GIBBS	6,800	6,800	—	—
ERIK OSBORN & ANGELA OSBORN	2,000	2,000	—	—
DOREEN FOX OSWAKS	727	727	—	—

GEORGETTE PAGANO	86,770	86,770	—	—
GEORGETTE PAGANO ACF JEAN M PAGANO U/CA/UTMA	18,182	18,182	—	—
JOHN M PAGANO	13,455	13,455	—	—
GEORGETTE PAGANO ACF LAURA PAGANO U/CA/UTMA	18,182	18,182	—	—
JAYLENE PARK	4,000	4,000	—	—
WALTER PASZKOWSKI	6,600	6,600	—	—
CAROLE P PATEMAN	1,818	1,818	—	—
PATRICK WILLIAMS ADVISORS	9,090	9,090	—	—
G W DOUGLAS PAUL	7,900	7,900	—	—
JOHN PAULSON	63,636	63,636	—	—
JOHN R PENIC	3,950	3,950	—	—
PERFCO INVESTMENTS LTD	41,540	41,540	—	—
EUGENE PERONI	5,000	5,000	—	—
KEN PITTS	27,000	27,000	—	—
DAVID R PLAZA	10,000	10,000	—	—
JEFF P PLOEN	18,000	18,000	—	—
FISERV FBO JEFF PLOEN	18,000	18,000	—	—
LAURIE JANE QUINN	750	750	—	—
PATRICK J QUINN	6,600	6,600	—	—
MARY CHRISTINE RANDAZZO	28,850	28,850	—	—
RBC SECURITIES RBC PROFIT SHARING A/C # 4L-825519	25,000	25,000	—	—
STEVE READ	1,500	1,500	—	—
PATRICK M REIDY	20,000	20,000	—	—
THOMAS W RICHARDSON	10,000	10,000	—	—
ROBERT RICHMAN & NORMA RICHMAN JTTEN	9,090	9,090	—	—
HILLARY PAIGE RIDLAND & ROBERT RIDLAND JT TEN	10,000	10,000	—	—
PEYTON JACE RIDLAND	500	500	—	—
HILLARY RIDLAND CUST FOR PEYTON RIDLAND	1,890	1,890	—	—
PATRICK O RILEY	5,000	5,000	—	—
ALLAN N ROEMER	6,635	6,635	—	—
DONALD S ROMANCHUK & IRIS L ROMANCHUK	3,000	3,000	—	—
GERALD B ROSENTHAL	50,000	50,000	—	—
BERNARD ROSS	3,700	3,700	—	—
MERLE F RUBIN & ROBERT A RUBIN	3,500	3,500	—	—
LYNN RUNCIE	1,975	1,975	—	—
RUNDELL CONSULTING LTD	5,200	5,200	—	—
FRED M RUSK JR & VIRGINIA RUSK	3,636	3,636	—	—
THE RUSSELL TRUST	29,091	29,091	—	—
REUBEN SANDLER	54,500	54,500	—	—
MICHAEL A SCHNEIDER	72,727	72,727	—	—
BARRY SCHWARTZ	10,000	10,000	—	—
FISERV IRA FBO WILLIAM D SECOR	4,750	4,750	—	—
SEVEN OAKS TRUST 1988	4,750	4,750	—	—

LINDA G SEXTON	363,309	363,309	—	—
RONALD SHEAR	50,000	50,000	—	—
FISERV IRA FBO DAVID L SIMAS	4,750	4,750	—	—
JOSEPH W SKEEHAN	7,273	7,273	—	—
WILLIAM E SLINEY & JOYCE M SLINEY	1,091	1,091	—	—
JOHN R SNYDER	28,800	28,800	—	—
REMIG SOLTYS	5,200	5,200	—	—
MELANIE SPAGRUD	28,000	28,000	—	—
FRANK J STANLEY III	10,000	10,000	—	—
MICHAEL STARK	39,800	39,800	—	—
OTTO C STELLING JR	10,000	10,000	—	—
DANA STEWART(2)	10,000	10,000	—	—
KIMBERLY ALEXANDER STUMP	3,000	3,000	—	—
TIM SWEENEY	1,725	1,725	—	—
ROLAND TEED	300	300	—	—
EDWARD L THRASHER	4,000	4,000	—	—
BEN VAUSE	1,575	1,575	—	—
LYNN VIEHWEGER	6,600	6,600	—	—
DAVID VOZICK	18,182	18,182	—	—
NORMAN WALLACE	33,000	33,000	—	—
ROGER WASSERMAN	4,750	4,750	—	—
JULIE A WEIDA	29,511	29,511	—	—
WELLS GRAY RESORT & RESOURCES LTD(2)	269,000	269,000	—	—
WELSH FAMILY TRUST	9,000	9,000	—	—
EDWARD J WELSH	35,000	35,000	—	—
MARK ALAN WENSRICH	500	500	—	—
LYNN WIEBE	5,200	5,200	—	—
JAMES E WILLIAMS & MARY JEAN WILLIAMS JT TEN	43,000	43,000	—	—
ADA MAE WILSON	265	265	—	—
HERBERT L WITTOW	20,000	20,000	—	—
STEWART WOODWARD & RENEE WOODWARD JT TEN	1,000	1,000	—	—
JACK WRIGHT	36,364	36,364	—	—
SAMUEL D WYMAN JR	8,000	8,000	—	—
YOUNG & FRANKLIN RETIREMENT TRUST	25,000	25,000	—	—
SHEILA ZAWYRUCHA	13,250	13,250	—	—
GERALD ZEITZ	10,000	10,000	—	—
WILLIAM ZWICKER	2,500	2,500	—	—
FLOYD BENSEN	45,458	45,458	—	—
WILLIAM GORDICA	21,418	21,418	—	—
CAROL SHAFFER MARRELLI	52,686	52,686	—	—
GEORGE A.F. WEIDA	11,381	11,381	—	—
JULIE ANN WEIDA	474	474	—	—
LUC CHARTRAND	139,000	139,000	—	—
REGINALD JAMES GREENSLADE(2)	100,000	100,000	—	—
CARRIE GREENSLADE(2)	100,000	100,000	—	—
DONALD ASHTON AND/O RITA ASHTON	39,000	39,000	—	—

GEORGE HILL	26,500	26,500	—	—
MASON FAMILY TRUST	41,458	41,458	—	—
GRANT GREENSLADE	30,465	30,465	—	—
WADE HARTWELL	13,250	13,250	—	—
CHARONNE HARTWELL	5,000	5,000	—	—
DEAN BAHNUICK	2,225	2,225	—	—
MIKE STAARK	1,325	1,325	—	—
ROBERT INGRAM	13,818	13,818	—	—
BATTERSEA CAPITAL INC.	41,158	41,158	—	—
FRED BROWN	1,870	1,870	—	—
BOB BURG	4,784	4,784	—	—
DAVID CULBERSON	6,632	6,632	—	—
EARNCO MPP	18,897	18,897	—	—
GROWTH VENTURE PENSION PLAN	22,624	22,624	—	—
GROWTH VENTURE PROFIT SHARING PLAN	18,531	18,531	—	—
ARTHUR KASSOFF	40,290	40,290	—	—
GARY KEOGH	14,089	14,089	—	—
CHAD KIRBY	53,631	53,631	—	—
LISA KIRBY, CUST FOR CHARLES KIRBY	53,632	53,632	—	—
LISA KIRBY, CUST FOR KELSEY W. KIRBY	53,632	53,632	—	—
TOM MANOOGIAN	4,244	4,244	—	—
NAVIDEC FINANCIAL SERVICES INC.	37,825	37,825	—	—
BOBBI NORRIS	20,329	20,329	—	—
CLARENCE OSBORN	10,402	10,402	—	—
ERIK OSBORN	18,753	18,753	—	—
JEFF PLOEN & GAIL PLOEN	32,480	32,480	—	—
JEFF RAYMOND & DAWN RAYMOND	10,759	10,759	—	—
UNDERWOOD FAMILY PARTNERS LTD.	57,033	57,033	—	—
FRANK VISCIANO	19,429	19,429	—	—
WACHOVIA SECURITIES, LLC—WELSH FAMILY TRUST	9,000	9,000	—	—
BUDDY WALKER & LINDA WALKER	130,430	130,430	—	—
JIM WATERS & CORA WATERS	14,409	14,409	—	—
ALFRED TURON	26,500	26,500	—	—
GERALD FABBRO	6,625	6,625	—	—
MORQUEST TRADING INC.	10,500	10,500	—	—
MARVIN FULLER	7,950	7,950	—	—
JAMES T. GALVIN	36,363	36,363	—	—
DARRL HANSEN	1,575	1,575	—	—
HOLLY HANSEN	6,625	6,625	—	—
STEWART HANSEN	6,625	6,625	—	—
JOE STARK	13,250	13,250	—	—
RICHARD EARL BREDAHL	9,250	9,250	—	—
ABE GEISBRECHT	2,650	2,650	—	—
MASON FAMILY TRUST	25,000	25,000	—	—

Total	7,600,000	7,600,000	—	—

(1)
Calculated on the basis of 9,275,000 shares of common stock to be outstanding after the offering, assuming the underwriter does not exercise its overallotment option.

(2)
Individual is an officer, director or 5% or greater stockholder of our company and their immediate family members.

Plan of Distribution for Common Stock Issuable Upon Conversion of the Series A Convertible Preferred Stock

        No underwriting arrangements exist as of the date of this prospectus for the Series A Convertible Preferred Stockholders, which we refer to as the "Preferred Stockholders," to sell any common stock issued upon conversion of the Series A Convertible Preferred Stock. Upon being advised of any underwriting arrangements that may be entered into by a selling Preferred Stockholder after the date of this prospectus, we will prepare a supplement to this prospectus to disclose those arrangements.

        The Preferred Stockholders or their pledgees, donees, transferees or other successors in interest may, from time to time, sell all or a portion of their shares of common stock at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The Preferred Stockholders may offer our shares at various times in one or more of the following transactions:

  •
  on any national securities exchange, or other market on which our common stock may be listed at the time of sale, including the American Stock Exchange;

  •
  in the over-the-counter market;

  •
  through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  through purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

  •
  in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  through options, swaps or derivatives;

  •
  in privately negotiated transactions;

  •
  in transactions to cover short sales; and

  •
  through a combination of any such methods of sale.

        In addition, the Preferred Stockholders may also sell their shares that qualify for sale pursuant to Rule 144 under the Securities Act of 1933 under the requirements of such rule rather than pursuant to this prospectus.

        The Preferred Stockholders may sell our shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell our shares upon terms and conditions that will be described in the applicable prospectus supplement. In effecting sales, brokers and dealers engaged by the Preferred Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from a Preferred Stockholder or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser in amounts to be negotiated. Such compensation may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for us or a Preferred Stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealer may pay to or receive from the purchasers of such shares commissions as described above.

        The Preferred Stockholders and any broker-dealers or agents that participate with them in sales of the shares are deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. Accordingly, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

        From time to time the Preferred Stockholders may be engaged in short sales, short sales against the box, puts and calls and other hedging transactions in our securities, and may sell and deliver the shares in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institution. In addition, from time to time, a Preferred Stockholder may pledge its shares pursuant to the margin provisions of its customer agreements with its broker-dealer. Upon delivery of the shares or a default by a Preferred Stockholder, the broker-dealer or financial institution may offer and sell the pledged shares from time to time.

        Our officers, directors and 5% stockholders have agreed with our underwriter not to sell the shares of our common stock they will receive upon conversion of their Series A Convertible Preferred Stock for a period of 12 months from the closing of this offering without the prior written consent of our underwriter. Our officers, directors and 5% stockholders collectively hold 937,582 shares of our Series A Convertible Preferred Stock.

        Preferred Stockholders who are not officers, directors or 5% stockholders of our company have agreed with our underwriter not to sell the shares of our common stock they will receive upon conversion of their Series A Convertible Preferred Stock for a period of 12 months from the closing of this offering. Such preferred stockholders may sell their common stock if the average closing price of our common stock exceeds $10.00 per share for a period of 15 consecutive trading days during the lock-up period, or with the prior written consent of our underwriter. The Preferred Stockholders who are not officers, directors or 5% stockholders collectively hold 6,662,418 shares of our Series A Convertible Preferred Stock.

JED Oil Inc.

Shares of Common Stock

PROSPECTUS

March     , 2004

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other expenses of issuance and distribution

        The following is a list of estimated expenses in connection with the issuance and distribution of the securities being registered, with the exception of underwriting discounts and commissions:

SEC registration fee	$6,620
NASD filing fee	5,729
AMEX listing fee	45,000
Printing costs	20,000
Legal fees and expenses	175,000
Accounting fees and expenses	100,000
Transfer agent fees	10,000
Blue sky fees and expenses	4,200
Miscellaneous	128,451

Total	$495,000

        All of the above expenses except the SEC registration fee and NASD filing fee are estimates. All of the above expenses will be borne by the Registrant.

Item 14. Indemnification of directors and officers

        The Registrant's by-laws provide the following in accordance with the Business Corporations Act (the "Act") Alberta, Canada.

        "Every director and officer of the Corporation in exercising his powers and discharging his duties shall act honestly and in good faith with a view to the best interests of the Corporation and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

        Subject to the foregoing, no director or officer shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired for or on behalf of the Corporation, or for the insufficiency or deficiency of any security in or upon which any of the funds of the Corporation shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortuous acts of any person with whom any of the funds, securities or effects of the Corporation shall be deposited, or for any loss occasioned by any error of judgment or oversight on his part, or for any other loss, damage or misfortune whatsoever which shall happen in the execution of the duties of his office or in relation thereto, unless the same are occasioned by his own willful neglect or default; provided that nothing herein shall relieve any director or officer from the duty to act in accordance with the Act and the regulations thereunder or from liability for any breach thereof.

        No act or proceeding of any director or officer or the Board shall be deemed invalid or ineffective by reason of the subsequent ascertainment of any irregularity in regard to such act or proceeding or the qualification of such director or officer or Board. Directors may rely upon the accuracy of any statement or report prepared by the Corporation's auditors, internal accountants or other responsible officials and shall not be responsible or held liable for any loss or damage resulting from the paying of any dividends or otherwise acting upon such statement or report.

        Subject to the limitations contained in the Act, the Corporation shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Corporation's request as a director or officer of a body corporate of which the Corporation is or was a stockholder or creditor (or a person who undertakes or has undertaken any liability on behalf of the Corporation or any such body corporate) and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or such body corporate, if: (a) he acted honestly and in good faith with a view to the best interests of the Corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

        Subject to the limitations contained in the Act, the Corporation may purchase and maintain such insurance for the benefit of its directors and officers as such against any liability incurred by him, as the Board may from time to time determine."

Item 15. Recent sales of unregistered securities

        The following information relates to all securities sold by the Registrant within the past three years which were not registered under the Securities Act of 1933:

        Between September and December 2003, the Registrant sold an aggregate of 7,600,000 shares of its Series A Convertible Preferred Stock to a group of 275 U.S. and Canadian investors pursuant to the provisions in Regulation D promulgated under the Securities Act of 1933. All of the purchasers were friends or business associates of the Registrant or its officers, directors, principal stockholders or business associates. All of the U.S. purchasers were accredited investors (i) with sufficient experience to analyze the merits and risks of an investment in the securities, (ii) experienced in making investments which involve a high degree of risk, and (iii) economically capable of losing their entire investment. The U.S. investors purchased the securities as a long-term investment and without an intent to resell the securities. All of the securities were issued with a restrictive legend thereon.

Item 16. Exhibits

        (a)    Exhibits

Number	Exhibit
1.1	Form of Underwriting Agreement(1)
1.2	Form of first amended Underwriting Agreement(1)
1.3	Form of second amended Underwriting Agreement
3.1	Articles of Incorporation of the Registrant(1)
3.2	By-laws of the Registrant(1)
3.3	Articles of Amendment of the Registrant regarding Series A Preferred Stock(1)
4.1	Form of Lock-Up Agreement—Officers, Directors and 5% Stockholders(1)
4.2	Form of Lock-Up Agreement—Other Preferred Stockholders(1)
4.3	Form of First Underwriter's Warrant Agreement(1)
4.4	Form of Lock-Up Agreement—Option Holders(1)
4.5	Form of Amended Underwriters Warrant Agreement
5.1	Opinion of Gowling Lefleur Henderson LLP(1)
5.2	Amended opinion of Gowling Lefleur Henderson LLP(1)

5.3	Amended opinion of Gowling Lefleur Henderson LLP
10.1	Stock Option Plan(1)
10.2	Annual Bonus Plan(1)
10.3	Loan Agreement dated October 29, 2003 regarding loan to Pan-Global Ventures Ltd.(1)
10.4	Form of Officer and Director Indemnity Agreement(1)
10.5	Farm-in/Joint Venture Agreement with Enterra Energy Corp. dated January 1, 2004(1)
10.6	Field Operating and Technical Support Agreement with Enterra Energy Corp. dated January 1, 2004(1)
23.1	Consent of Gowling Lefleur Henderson LLP—see exhibit 5.1(1)
23.2	Consent of Ernst & Young LLP, Chartered Accountants(1)
23.3	Consent of the Law Office of Gary A. Agron(1)
23.4	Consent of Ernst & Young LLP, Chartered Accountants(1)
23.5	Consent of Ernst & Young LLP, Chartered Accountants(1)
23.6	Consent of Ernst & Young LLP, Chartered Accountants

(1)
Previously filed.

        (b)    Financial Statement Schedules

        Schedules have been omitted because they are not required, they are not applicable or the information is already included in the financial statements or notes thereto.

Item 17. Undertakings

        The undersigned Registrant hereby undertakes:

  •
  To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a) (3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and (iii) to include any additional or changed material information on the plan of distribution.

  •
  That, for the purpose of determining any liability under the Securities Act, treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

  •
  To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

  •
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Signatures

        In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it authorized this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, in the city of Calgary, Canada on this 24th day of March 2004.

JED Oil Inc.
By:	/s/ REGINALD J. GREENSLADE Reginald J. Greenslade Chief Executive Officer

        In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the Registrant, in the capacities indicated on the dates set forth below.

Signature	Title	Date

/s/ REGINALD J. GREENSLADE Reginald J. Greenslade	Chairman, Chief Executive Officer and Director	March 24, 2004
/s/ THOMAS J. JACOBSEN Thomas J. Jacobsen	President, Chief Operating Officer and Director	March 24, 2004
/s/ BRUCE A. STEWART Bruce A. Stewart	Chief Financial Officer	March 24, 2004
/s/ LUDWIG GIERSTORFER Ludwig Gierstorfer	Director	March 24, 2004
/s/ JAMES F. DINNING James F. Dinning	Director	March 24, 2004
/s/ GARY A. AGRON Gary A. Agron	Authorized Representative in the United States	March 24, 2004

EXHIBIT INDEX

Number	Exhibit
1.1	Form of Underwriting Agreement(1)
1.2	Form of first amended Underwriting Agreement(1)
1.3	Form of second amended Underwriting Agreement
3.1	Articles of Incorporation of the Registrant(1)
3.2	By-laws of the Registrant(1)
3.3	Articles of Amendment of the Registrant regarding Series A Preferred Stock(1)
4.1	Form of Lock-Up Agreement—Officers, Directors and 5% Stockholders(1)
4.2	Form of Lock-Up Agreement—Other Preferred Stockholders(1)
4.3	Form of First Underwriter's Warrant Agreement(1)
4.4	Form of Lock-Up Agreement—Option Holders(1)
4.5	Form of Amended Underwriters Warrant Agreement
5.1	Opinion of Gowling Lefleur Henderson LLP(1)
5.2	Amended opinion of Gowling Lefleur Henderson LLP(1)
5.3	Amended opinion of Gowling Lefleur Henderson LLP
10.1	Stock Option Plan(1)
10.2	Annual Bonus Plan(1)
10.3	Loan Agreement dated October 29, 2003 regarding loan to Pan-Global Ventures Ltd.(1)
10.4	Form of Officer and Director Indemnity Agreement(1)
10.5	Farm-in/Joint Venture Agreement with Enterra Energy Corp. dated January 1, 2004(1)
10.6	Field Operating and Technical Support Agreement with Enterra Energy Corp. dated January 1, 2004(1)
23.1	Consent of Gowling Lefleur Henderson LLP—see exhibit 5.1(1)
23.2	Consent of Ernst & Young LLP, Chartered Accountants(1)
23.3	Consent of the Law Office of Gary A. Agron(1)
23.4	Consent of Ernst & Young LLP, Chartered Accountants(1)
23.5	Consent of Ernst & Young LLP, Chartered Accountants(1)
23.6	Consent of Ernst & Young LLP, Chartered Accountants

(1)
Previously filed.